EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Between

PUMATECH, INC.,

and

SPONTANEOUS TECHNOLOGY, INC.

July 30, 2003

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

EXHIBITS:

Exhibit A	Voting Agreement
Exhibit B	General Escrow Agreement
Exhibit C	Verizon Escrow Agreement
Exhibit D	Opinion of Counsel to Seller (Dorsey & Whitney LLP)
Exhibit E	Opinion of Counsel to Seller (Woodburn and Wedge)
Exhibit F	Bill of Sale
Exhibit G	Assignment and Assumption Agreement
Exhibit H	Patent Assignment
Exhibit I	Trademark Assignment
Exhibit J	Copyright Assignment

ASSET PURCHASE AGREEMENT

BETWEEN

PUMATECH, INC.

AND

SPONTANEOUS TECHNOLOGY, INC.

ASSET PURCHASE AGREEMENT, dated July 30, 2003 (this “Agreement”), by and between Spontaneous Technology, Inc., a Nevada corporation (the “Seller”), and Pumatech, Inc., a Delaware corporation (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business of developing software for the secure enablement of enterprise applications to wireless devices (the “Business”);

WHEREAS, at the Closing, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, substantially all of the assets of the Business, on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, certain holders of the Seller’s outstanding capital stock have entered into a Voting Agreement with the Buyer in substantially the form attached as Exhibit A hereto (the “Voting Agreement”), pursuant to which such holders have agreed to vote all of their shares of Seller’s capital stock in favor of the approval of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context requires otherwise:

“AAA” shall have the meaning set forth in Section 9.6(c) of this Agreement.

“Accountant” shall have the meaning set forth in Section 2.10(c) of this Agreement.

“Adjusted Earnout Amount” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

“Alliant” shall have the meaning set forth in Section 6.20 of this Agreement.

“Alliant Payment” shall have the meaning set forth in Section 6.20 of this Agreement.

“Antitrust Laws” shall have the meaning set forth in Section 6.15(b) of this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.7 of this Agreement.

“Blackout Period” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Business” shall have the meaning set forth in the Recitals to this Agreement.

“Business Day” shall have the meaning set forth in Section 2.4 of this Agreement.

“Buyer Average Price Per Share” means the average of the closing per share price of the Buyer’s Common Stock on The Nasdaq National Market for the 10 consecutive trading days ending with and including the third Business Day preceding the Closing Date.

“Buyer Disclosure Schedule” shall have the meaning set forth in Article V of this Agreement.

“Buyer Material Adverse Effect” means, any change, event or development or effect that, either individually or in the aggregate, materially and adversely affects, or is reasonably likely to materially and adversely affect, the Buyer, other than continuing losses and the payment of expenses and operation of the Buyer’s business in the Ordinary Course of Business and other than any change or effect relating to, arising out of, or resulting from general changes in United States economic conditions.

“Buyer Parties” shall have the meaning set forth in Section 9.2(a) of this Agreement.

“Buyer SEC Reports” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Claim” shall have the meaning set forth in Section 9.3 of this Agreement.

“Closing” shall have the meaning set forth in Section 2.4 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.4 of this Agreement.

“COBRA” shall have the meaning set forth in Section 3.16(f) of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall have the meaning set forth in Section 3.16(a) of this Agreement.

“Consents” shall have the meaning set forth in Section 3.10 of this Agreement.

“Contested Claim” shall have the meaning set forth in Section 9.6(b) of this Agreement.

“Contracts” shall have the meaning set forth in Section 2.1(b) of this Agreement.

“Creditor Satisfaction Amount” shall have the meaning set forth in Section 2.6 of this Agreement.

“Earnout Payment Date” shall have the meaning set forth in Section 2.10(c) of this Agreement.

“Earnout Securities” shall have the meaning set forth in Section 2.10(b) of this Agreement.

“Earnout Registration Deadline” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Earnout Registration Statement” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Earnout Statement” shall have the meaning set forth in Section 2.10(c) of this Agreement.

“Effectiveness Period” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Employee Plan” shall have the meaning set forth in Section 2.13(b) of this Agreement.

“Employee Plan Employees” shall have the meaning set forth in Section 2.13(b) of this Agreement.

“Employee Preferred Stock” shall have the meaning set forth in Section 2.13(b) of this Agreement.

“Employees’ General Escrow Contribution” shall be the amount determined by multiplying (A) the General Escrow Amount by (B) the percentage determined by dividing (i) the Initial Employee Distribution Amount by (ii) the Initial Payment.

“Employees’ Remaining General Escrow Shares” shall have the meaning set forth in Section 2.13(b)(iii) of this Agreement.

“Employees’ Remaining Verizon Escrow Shares” shall have the meaning set forth in Section 2.13(b)(iv) of this Agreement.

“Employees’ Verizon Escrow Contribution” shall be the amount determined by multiplying (A) the Verizon Escrow Amount by (B) the percentage determined by dividing (i) the Initial Employee Distribution Amount by (ii) the Initial Payment.

“Encumbrance” shall mean, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, restriction or other encumbrance of any kind in respect of such asset.

“Escrow Agent” shall have the meaning set forth in Section 2.11(a) of this Agreement.

“Escrow Fees” shall have the meaning set forth in Section 2.11(a) of this Agreement.

“ERISA” shall have the meaning set forth in Section 3.17(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liabilities” shall have the meaning set forth in Section 2.5 of this Agreement.

“Final Award” shall have the meaning set forth in Section 9.6(c)(iii) of this Agreement.

“Final Employee Distribution Amount” shall be equal to 20% of the Adjusted Earnout Amount.

“Final Employee Shares” shall have the meaning set forth in Section 2.13(b) of this Agreement.

“Final Statement” shall have the meaning set forth in Section 2.10(c) of this Agreement.

“Final Statement Date” shall have the meaning set forth in Section 2.10(c) of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 3.6 of this Agreement.

“GAAP” shall mean the Generally Accepted Accounting Principles accepted by the SEC as having substantial authoritative support.

“General Escrow Agreement” shall have the meaning set forth in Section 2.11(a) of this Agreement.

“General Escrow Amount” shall be $500,000.

“General Escrow Fund” shall have the meaning set forth in Section 2.11(a) of this Agreement.

“General Escrow Shares” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Governmental Entity” means any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

“Hazardous Material” shall have the meaning set forth in Section 3.18(a) of this Agreement.

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.18(b) of this Agreement.

“HIPAA” shall have the meaning set forth in Section 3.17(g) of this Agreement.

“HSR Act” means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incremental Earnout Revenue” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Incremental Seller Royalties” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Indemnification Limit” shall have the meaning set forth in Section 9.2(c) of this Agreement.

“Indemnification Termination Date” shall have the meaning set forth in Section 9.1 of this Agreement.

“Information Statement” shall have the meaning set forth in Section 6.13(b) of this Agreement.

“Initial Employee Distribution Amount” shall be equal to $1,000,000, provided, that such amount may be reduced to an amount that is less than $1,000,000 (and may not be increased) at any time prior to the Closing by the Seller delivering to the Buyer a certificate executed by a Seller Executive specifying such reduced amount (which reduction shall be calculated to be an amount equal to 20% of the sum of (x) the amount of Satisfied Liabilities as of the Closing Date and (y) the amount of all Excluded Liabilities as of the Closing Date.

“Initial Employee Shares” shall have the meaning set forth in Section 2.13(b).

“Initial Payment” shall be equal to the Initial Purchase Price minus the aggregate amount of the Satisfied Liabilities.

“Initial Purchase Price” shall be $5,000,000.

“Initial Purchase Price Allocation Schedule” shall have the meaning set forth in Section 2.12 of this Agreement.

“Initial Purchase Securities” shall have the meaning set forth in Section 2.3 of this Agreement.

“Initial Registration Deadline” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Initial Registration Statement” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Instruction Letter” shall have the meaning set forth in Section 2.6 of this Agreement.

“Integrated Products” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Integrated Products Incremental Revenue” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, standard operating procedures and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“J.A.M.S.” shall have the meaning set forth in Section 9.6(c) of this Agreement.

“Key Employees” shall have the meaning set forth in Section 2.13 of this Agreement.

“Leased Real Property” shall have the meaning set forth in Section 3.12(c) of this Agreement.

“Leases” shall have the meaning set forth in Section 3.12(b) of this Agreement.

“License Agreements” shall have the meaning set forth in Section 3.13(c) of this Agreement.

“Lien” shall have the meaning set forth in Section 3.11(b) of this Agreement.

“Loss” or “Losses” shall have the meaning set forth in Section 9.2(a) of this Agreement.

“Material Customers” shall have the meaning set forth in Section 3.27 of this Agreement.

“Most Recent Buyer Balance Sheet” shall have the meaning set forth in Section 5.5(b) of this Agreement.

“Most Recent Seller Balance Sheet” shall have the meaning set forth in Section 3.7 of this Agreement.

“Net Adjusted Earnout Amount” shall be equal to the Adjusted Earnout Amount less the Final Employee Distribution Amount.

“Net Initial Employee Distribution Amount” shall be equal to the Initial Employee Distribution Amount less the Employees’ General Escrow Contribution less the Employees’ Verizon Escrow Contribution.

“Net Initial Payment” shall be equal to the Initial Payment less the Initial Employee Distribution Amount.

“Notifying Party” shall have the meaning set forth in Section 6.4 of this Agreement.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 6.2 of this Agreement.

“Non-Prevailing Party” shall have the meaning set forth in Section 2.10(c) of this Agreement.

“Objection Notice” shall have the meaning set forth in Section 2.10(c) of this Agreement.

“Offer Letters” shall have the meaning set forth in Section 2.13(a) of this Agreement.

“Order” shall have the meaning set forth in Section 6.15(b) of this Agreement.

“Ordinary Course of Business” shall mean, with respect to an entity, the ordinary course of business consistent with past practice for such entity and customary for software enterprises generally.

“Permits” shall have the meaning set forth in Section 2.1(g) of this Agreement.

“Permitted Liens” shall have the meaning set forth in Section 3.11(b) of this Agreement.

“Permitted Transferee” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Plans” shall have the meaning set forth in Section 3.2 of this Agreement.

“Purchased Assets” shall have the meaning set forth in Section 2.1 of this Agreement.

“Real Property” shall have the meaning set forth in Section 3.12(d) of this Agreement.

“Registrable Securities” shall have the meaning set forth in Section 6.12(b) of this Agreement.

“Registration Expenses” shall have the meaning set forth in Section 6.12(b) of this Agreement.

“Registration Statement” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Required Permits” shall have the meaning set forth in Section 3.5(a) of this Agreement.

“Renaissance” shall have the meaning set forth in Section 3.2 of this Agreement.

“Satisfied Creditor” shall have the meaning set forth in Section 2.6 of this Agreement.

“Satisfied Liabilities” shall have the meaning set forth in Section 2.6 of this Agreement.

“Securities” shall have the meaning set forth in Section 4.1 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller Capital Stock” means the shares of Seller common stock outstanding immediately prior to the Closing.

“Seller Consultants” shall have the meaning set forth in Section 6.16 of this Agreement.

“Seller Disclosure Schedule” shall have the meaning set forth in Article III of this Agreement.

“Seller Employee Benefit Plan” shall have the meaning set forth in Section 3.17(a) of this Agreement.

“Seller ERISA Affiliate” shall have the meaning set forth in Section 3.17(a) of this Agreement.

“Seller Executives” shall mean Jeff Lindauer and Jamon Jarvis.

“Seller Intellectual Property” shall have the meaning set forth in Section 3.13(a) of this Agreement.

“Seller Material Adverse Effect” means, any change, event or development or effect that, either individually or in the aggregate, materially and adversely affects, or is reasonably likely to materially and adversely affect, the value or usefulness of the Purchased Assets, other than continuing losses and the payment of expenses and operation of the Seller’s business in Ordinary Course of Business and other than any change or effect relating to, arising out of, or resulting from general changes in United States economic conditions.

“Seller’s Products” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Seller’s Products Incremental Revenue” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Seller’s Product Features” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Seller’s Product Features Incremental Revenue” shall have the meaning set forth in Section 2.10(a) of this Agreement.

“Seller Subsidiaries” shall have the meaning set forth in Section 3.3 of this Agreement.

“Selling Expenses” shall have the meaning set forth in Section 6.12(b) of this Agreement.

“Software” shall have the meaning set forth in Section 2.1 of this Agreement.

“Subsidiary” shall mean, with respect to a particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests are directly or indirectly owned by such party or by one or more Subsidiaries of such party, or where a majority of its Board of Directors may be elected by such party.

“Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payment to third parties.

“Taxes” shall have the meaning set forth in Section 3.9(a) of this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 9.3(b) of this Agreement.

“Threshold Amount” shall have the meaning set forth in Section 9.2(b) of this Agreement.

“Transaction Documents” shall have the meaning set forth in Section 3.4 of this Agreement.

“Verizon Contract” shall have the meaning set forth in Section 2.11(b)(i) of this Agreement.

“Verizon Escrow Agreement” shall have the meaning set forth in Section 2.11(b)(i) of this Agreement.

“Verizon Escrow Amount” shall mean an amount equal to $1,000,000, provided, that such amount may be reduced to an amount that is less than $1,000,000 (and may not be increased) at any time prior to the Closing by the Seller delivering to the Buyer (i) a certificate executed by a Seller Executive specifying such reduced amount and (ii) a written confirmation from a person authorized to act on behalf of Cellco Partnership that the Verizon Rebate shall not exceed the amount specified in such certificate delivered by the Seller.

“Verizon Escrow Fund” shall have the meaning set forth in Section 2.11(b)(i) of this Agreement.

“Verizon Escrow Shares” shall have the meaning set forth in Section 2.3(b) of this Agreement.

“Verizon Notice of Claim” shall have the meaning set forth in Section 2.11(b)(ii) of this Agreement.

“Verizon Rebate” shall have the meaning set forth in Section 2.11(b)(ii) of this Agreement.

“Verizon Rebate Notice” shall have the meaning set forth in Section 2.11(b)(ii) of this Agreement.

“Verizon Rebate Notice Date” shall have the meaning set forth in Section 2.11(b) of this Agreement.

“Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“WARN Act” shall have the meaning set forth in Section 3.16(e) of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; THE CLOSING

2.1 Purchase of Assets. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, including the escrow provisions of Section 2.11, the Seller hereby agrees to sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens except for the Permitted Liens, and the Buyer hereby agrees to purchase and accept from the Seller, all of the Seller’s rights, title and interest, including all intellectual property rights, in and to all assets, properties and business, other than the Excluded Assets, owned, held or used in the conduct of the Business by the Seller as the same shall exist on the Closing Date (the “Purchased Assets”), including, without limitation:

(a) all tangible personal property and leases of and other interests in tangible personal property used in connection with the Business, including, without limitation, the items listed on Schedule 2.1(a);

(b) all rights under contracts, agreements, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.1(b) (collectively the “Contracts”);

(c) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under warranties;

(d) all copyrights, copyright registrations, domain names, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual or intangible property embodied in or pertaining to the Business, whether pending, applied for or issued, whether filed in the United States or in other countries, including without limitation the items listed in Schedule 2.1(d), together with all associated goodwill;

(e) all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or relate to the Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business;

(f) any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Purchased Assets;

(g) all permits, authorizations, consents and approvals of any Governmental Entity affecting or relating in any way to the Business, including without limitation, the items listed on Schedule 2.1(g) (the “Permits”);

(h) all books, records files and papers, whether in hard copy or electronic format, used in the Business, including without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records, and any information relating to Taxes imposed on the Business or Purchased Assets;

(i) all computer software programs, data and associated licenses used in connection with the Business; and

(j) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

For the purposes of this Agreement, “Software” means any and all (a) machine readable code, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, but subject to Sections 6.3, 6.5 and 7.2(f) hereof, no contract, agreement, license or lease of the Seller that is part of the Purchased Assets and that is not capable of being delegated, assigned or transferred to the Buyer without the consent or waiver of another party to such contract, agreement, license or lease, or under which any delegation, assignment or purported assignment to the Buyer would constitute a breach or default, shall be delegated, assigned or transferred to the Buyer without having first obtained such requisite consents or waivers and, to the extent such consents and approvals are not obtained and in full force and effect as of the Closing Date, the Seller shall cooperate with the Buyer (i) to establish lawful arrangements which result in the benefits and obligations under such contracts, agreements, licenses and leases being apportioned in a manner that is consistent with the purpose and intention of this Agreement and (ii) if so requested by the Buyer and at the Seller’s reasonable expense, to obtain any such consents and waivers, and enforce the Seller’s rights under such contracts, agreements, licenses and leases on behalf and for the benefit of, and as directed by, the Buyer in its reasonable discretion; provided, however, that if the Closing occurs, nothing in this paragraph shall prevent the Seller from dissolving following the Closing.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the following assets of the Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a) the property listed on Schedule 2.2;

(b) the corporate charter, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of Seller as a corporation;

(c) all contracts other than the Contracts;

(d) any and all rights of the Seller under this Agreement;

(e) all cash and cash equivalents (including non-marketable securities and short-term investments) of the Seller;

(f) all accounts receivables, notes receivables and other receivables of the Seller; and

(g) all of the Seller’s equity interests in the Subsidiaries.

2.3 Initial Purchase Price. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, including the escrow provisions of Section 2.11 below, the Buyer shall deliver stock certificates representing, in the aggregate, the number of shares of Buyer’s Common Stock (rounded down to the nearest whole share) determined by dividing (A) the Net Initial Payment by (B) the Buyer Average Price Per Share (“Initial Purchase Securities”), as follows:

(a) a stock certificate representing the number of shares of Buyer’s Common Stock (rounded down to the nearest whole share) determined by dividing (A) $500,000 by (B) the Buyer Average Price Per Share (the “General Escrow Shares”) shall be delivered to the Escrow Agent to be held in the General Escrow Fund according to the terms of the General Escrow Agreement;

(b) a stock certificate representing the number of shares of Buyer’s Common Stock (rounded down to the nearest whole share) determined by dividing (A) the Verizon Escrow Amount by (B) the Buyer Average Price Per Share (the “Verizon Escrow Shares”) shall be delivered to the Escrow Agent to be held in the Verizon Escrow Fund according to the terms of the Verizon Escrow Agreement; and

(c) a stock certificate representing the remaining Initial Purchase Securities, after allocating the General Escrow Shares and the Verizon Escrow Shares in accordance with clauses (a) and (b) above, shall be delivered to the Seller.

2.4 The Closing. Subject to the satisfaction or waiver of all the conditions to closing set forth in Article VII hereof, the closing of the purchase and sale of the Purchased Assets hereunder (the “Closing”) shall take place at the offices of Venture Law Group, counsel to the Buyer at 10:00 a.m., California time, within five Business Days following the date on which the conditions set forth in Article VII hereof have been satisfied or at such other time and place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.” As used in this Agreement, the term “Business Day” means any day except a Saturday, Sunday or a day on which banking institutions in the State of California are obligated or permitted by law, regulation or governmental order to close.

2.5 Exclusion of Liabilities. Except as provided in Sections 2.6 and 2.7, the Buyer shall not assume and shall not be liable for, and the Seller shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of the Seller and whether known or unknown, accrued or not accrued, fixed or contingent, oral or in writing (collectively, the “Excluded Liabilities”); provided, however, this Section 2.5 shall not limit the Buyer’s right of indemnity under Article IX hereof. Without limiting the general applicability of the foregoing, the Excluded Liabilities shall include:

(a) the liabilities set forth on Schedule 2.5;

(b) all liabilities and obligations of the Seller for any and all Taxes relating to or arising out of the Business or the Purchased Assets through the Closing Date;

(c) all claims, demands, liabilities or obligations of any nature whatsoever with respect to the Business or any of the Purchased Assets (including, without limitation, the Contracts), which are based upon or relate to events or conditions existing on or before the Closing Date notwithstanding that the date on which the claim, demand, liability or obligation arose or became manifest is after the Closing Date; and

(d) all liabilities, claims or other obligations of the Seller to any of its employees (irrespective of whether such employee becomes an employee of Buyer following the Closing Date), former employees or consultants for the period prior to the Closing Date, including, without limitation, insurance, workers’ compensation, and holiday, vacation, sick, regular and severance pay.

2.6 Satisfied Liabilities. The Buyer shall pay certain creditors of Seller listed on Schedule 2.6 (the “Satisfied Creditors”) the amounts listed next to such creditors name on Schedule 2.6, or such lesser amount agreed to in writing by such creditor and set forth on the updated Schedule 2.6 to be provided to the Buyer by the Seller on or prior to the Closing Date pursuant to Section 7.2(n) (such amounts, the “Creditor Satisfaction Amount”). Each Creditor Satisfaction Amount shall be paid pursuant to an instruction letter in the form mutually agreed to by the Seller and the Buyer prior to the Closing Date (each, an “Instruction Letter”), pursuant to which the Seller has instructed the Buyer to pay each Satisfied Creditor the Creditor Satisfaction Amount on the Closing Date or such later date as specified on Schedule 2.6 (all such payments to Satisfied Creditors being described herein as the “Satisfied Liabilities”).

2.7 Assumed Liabilities. On the Closing Date, the Buyer shall assume and agree to pay, perform and discharge, promptly when payment or performance is due or required, all liabilities and obligations of the Seller listed on Schedule 2.7 (the “Assumed Liabilities”).

Additionally, the Buyer acknowledges and agrees that the Buyer shall be solely liable for and obligated to discharge (i) all liabilities and obligations arising from the ownership or operation of the Purchased Assets after the Closing Date, other than the Excluded Liabilities, and (ii) any liability or obligation arising after the Closing Date under the Contracts.

2.8 Income Tax Treatment. The parties intend hereto that the transactions contemplated by this Agreement shall constitute a fully taxable asset sale and the parties shall report such transactions consistently with that position on their respective Tax Returns.

2.9 Voting Agreement. Concurrently with the execution of this Agreement, holders of (a) more than fifty percent (50%) of the outstanding Common Stock of the Seller, and (b) more than fifty percent (50%) of the outstanding Preferred Stock of the Seller shall execute and deliver the Voting Agreement, accompanied by the Information Statement, pursuant to which such holders shall authorize and approve this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and agree to certain other terms and conditions.

2.10 Earnout Payment.

(a) Definitions. For purposes of this Section 2.10, the following terms shall have the following meanings:

(i) “Adjusted Earnout Amount” means the lesser of (A) the Incremental Earnout Revenue minus the Incremental Seller Royalties and (B) $12,000,000 minus the Initial Payment minus the Incremental Seller Royalties.

(ii) “Incremental Earnout Revenue” shall be the greater of (A) four (4) times the sum of the Seller’s Products Incremental Revenue, the Seller’s Product Features Incremental Revenue and the Integrated Products Incremental Revenue recognized in accordance with GAAP during the six (6) months ending September 30, 2004 and (B) eight (8) times the sum of the Seller’s Products Incremental Revenue, the Seller’s Product Features Incremental Revenue and the Integrated Products Incremental Revenue recognized in accordance with GAAP during the three (3) months ending September 30, 2004.

(iii) “Incremental Seller Royalties” means the aggregate amount of royalties paid or payable by the Buyer to third parties during the one-year period following the Closing Date pursuant to the terms of any of the Contracts.

(iv) “Integrated Products” means products licensed or sold by the Buyer following the Closing Date that incorporate both the Buyer’s Intellectual Property and the Seller Intellectual Property but for which no separate customer pricing exists for the portion of the product based on the Seller Intellectual Property.

(v) “Integrated Products Incremental Revenue” means 20% of the total revenues derived from the license or sale of Integrated Products during the applicable earnout period.

(vi) “Seller’s Products” means products licensed or sold by the Buyer following the Closing Date based exclusively upon the Seller Intellectual Property and not requiring any material engineering or product design modifications by the Buyer.

(vii) “Seller’s Products Incremental Revenue” means 100% of the revenue derived from the Buyer’s license or sale of Seller’s Products during the applicable earnout period.

(viii) “Seller’s Product Features” means product features based exclusively upon the Seller Intellectual Property that are offered as optional add-on functionality for the Buyer’s existing products that are licensed or sold following the Closing Date and for which a stated additional fee is charged.

(ix) “Seller’s Product Features Incremental Revenue” means 100% of the incremental revenue derived from the Buyer’s license or sale of Seller’s Product Features during the applicable earnout period. For the avoidance of doubt, the Seller’s Product Features Incremental Revenue shall only include the stated additional fees charged by the Buyer for the optional Seller’s Product Features and shall exclude the base fees charged for the Buyer’s underlying product.

(b) Earnout Amount. In addition to the Initial Purchase Securities, the Seller shall be entitled to receive, on the Earnout Payment Date (as defined below), the number of shares of the Buyer’s Common Stock (rounded down to the nearest whole share) determined by dividing (A) the Net Adjusted Earnout Amount by (B) the Buyer Average Price Per Share (the “Earnout Securities”).

(c) Earnout Verification. Not later than sixty (60) calendar days following September 30, 2004, Buyer shall deliver to the Seller a statement showing the computation of the Incremental Earnout Revenue and the Adjusted Earnout Amount (the “Earnout Statement”). At such time, the Seller shall have the right, exercisable by written notice on or before ten (10) Business Days after the Seller’s receipt of the Earnout Statement, to appoint a representative to examine such books, records and accounts of Buyer as reasonably necessary to verify the accuracy of the Earnout Statement. Any such review shall be conducted during normal business hours, and shall be subject to such representative being bound by a nondisclosure agreement in customary form. The Seller shall have thirty (30) calendar days after its receipt of the Earnout Statement to undertake such a review. The Seller’s failure to provide the Buyer written notice of its disagreement with the computations reflected in the Earnout Statement (an “Objection Notice”) within such 30-day period shall constitute the Seller’s acceptance of the computations reflected in the Earnout Statement and the Earnout Statement shall thereupon become the “Final Statement”. If the Buyer and the Seller are unable to resolve their disagreement within ten (10) Business Days after Buyer’s receipt of an Objection Notice, the items in dispute will be referred to a “Big Four” accounting firm mutually acceptable to the Buyer and the Seller (the “Accountant”) within five (5) Business Days of the expiration of such 10-day period. The Accountant shall make a determination as to each of the items in dispute, which determination shall be (i) in writing, (ii) furnished to the Buyer and the Seller as promptly as practicable after the items in dispute have been referred to the Accountant, and (iii) conclusive and binding on the Buyer and the Seller. The Non-Prevailing Party shall pay the fees and expenses of the

Accountant. The “Non-Prevailing Party” shall be (i) the Seller in the event that the amount of the Adjusted Earnout Amount proposed by Buyer is at least 90% of the Adjusted Earnout Amount as determined by the Accountant, or (ii) otherwise, the Buyer. Within five (5) Business Days of the date the Earnout Statement becomes the Final Statement (either as a result of the Seller’s failure to provide the Buyer an Objection Notice within the prescribed period or upon the Accountant’s final determination) or on such later date as may be required pursuant to Section 9.2(d)(ii) hereof (such date being the “Final Statement Date”), the Buyer shall deliver to the Seller a stock certificate issued in the name of the Seller representing the Earnout Securities (as determined pursuant to Section 2.10(b) based on the Final Statement) (the date of such delivery being, the “Earnout Payment Date”).

(d) Conduct of Business. Nothing in this Agreement shall affect Buyer’s ability to operate its business or, after the Closing, the Business in such manner as Buyer deems advisable, except that Buyer, acting in good faith, shall use commercially reasonable efforts to develop, market, promote and sell the Seller’s Products, the Seller’s Product Features and the Integrated Products. Buyer shall also use commercially reasonable efforts to support, promote, comply with and adhere to the Seller customer contracts described in Schedule 2.10(d).

2.11 Escrows.

(a) General Escrow. At the Closing, in order to assure further satisfaction of any obligations of the Seller arising under Article IX hereof, the Buyer shall, on behalf of the Seller, deposit in escrow certificates representing the General Escrow Shares (the “General Escrow Fund”) with U.S. Bank Trust, National Association, or such other agent as shall be mutually agreeable among the parties hereto (the “Escrow Agent”) pursuant to the Escrow Agreement to be entered into by and among the Buyer, the Seller and the Escrow Agent substantially in the form attached hereto as Exhibit B (the “General Escrow Agreement”). The Buyer shall be entitled to make claims against the General Escrow Fund in accordance with the provisions of Article IX hereof and the General Escrow Agreement. Any rights of the Seller to receive the General Escrow Shares shall in no circumstances be sold, assigned or otherwise transferred except pursuant to the provisions of Section 10.8 hereof. Subject to the General Escrow Agreement, the Seller shall retain its voting rights with respect to the General Escrow Shares deposited with the Escrow Agent in accordance with this Section 2.11(a). Any payment made from the General Escrow Fund, except to the Seller, shall be treated as an adjustment to the Initial Purchase Securities. The Buyer agrees that it shall be responsible for all fees and other expenses payable to the Escrow Agent (“Escrow Fees”) related to the General Escrow Agreement.

(b) Verizon Escrow.

(i) Generally. At the Closing, in order to further assure satisfaction of any obligations of the Seller arising with respect to the Master Software License and Maintenance Agreement between Seller and Cellco Partnership (the “Verizon Contract”), the Buyer shall, on behalf of the Seller, deposit in escrow certificates representing the Verizon Escrow Shares (the “Verizon Escrow Fund”) with the Escrow Agent pursuant to the Verizon Escrow Agreement to be entered into by and among the Buyer, the Seller and the Escrow Agent substantially in the form attached as Exhibit C (the “Verizon Escrow Agreement”). The Buyer

shall be entitled to make claims against the Verizon Escrow Fund in accordance with the provisions of the Verizon Escrow Agreement. Any rights of the Seller to receive the Verizon Escrow Shares shall in no circumstances be sold, assigned or otherwise transferred except pursuant to the provisions of Section 10.8 hereof. Subject to the Verizon Escrow Agreement, the Seller shall retain its voting rights with respect to the Verizon Escrow Shares deposited with the Escrow Agent in accordance with this Section 2.11(b). Any payment made from the Verizon Escrow Fund, except to the Seller, shall be treated as an adjustment to the Initial Purchase Securities. The Buyer agrees that it shall be responsible for all Escrow Fees related to the Verizon Escrow Agreement.

(ii) Release of Verizon Escrow Shares. The Buyer and the Seller agree that, subject to the terms and conditions of the Verizon Escrow Agreement, in the event that Verizon demands from the Buyer a rebate pursuant to Section 3(a) of Amendment No. 1 to the Verizon Contract dated June 26, 2002 (the “Verizon Rebate”), the Buyer shall be entitled to recover, pursuant to the Verizon Escrow Agreement, upon written notice to the Seller and the Escrow Agent and the written certification of the Seller to the Escrow Agent, within 10 days thereafter, of the requirement to pay the Verizon Rebate (the “Verizon Rebate Notice”), the number of Verizon Escrow Shares to be recovered having an aggregate value equal to the amount of the Verizon Rebate based on the Buyer Average Price Per Share, which Verizon Escrow Shares shall be released from the Accounts (as such term is defined in the Verizon Escrow Agreement) of the Seller and each of the Employee Plan Employees on a pro rata basis based upon the original number of Verizon Escrow Shares allocated to each Account. If the Seller disagrees with the Buyer’s assertion that it is entitled to such recovery, resolution shall be reached pursuant to the terms of the Verizon Escrow Agreement.

(iii) Termination of Verizon Escrow. The Buyer or the Seller shall instruct the Escrow Agent to release any remaining Verizon Escrow Shares to the Seller and the Employee Plan Employees, in proportion to their respective contributions to the Verizon Escrow Fund and otherwise in accordance with the Verizon Escrow Agreement, upon presentation to the Escrow Agent by the Buyer or the Seller of a written acknowledgement from Verizon that the Verizon Rebate has been paid or otherwise extinguished, provided, that in any event any Verizon Escrow Shares remaining in the Verizon Escrow Fund on the 18-month anniversary of the Closing Date shall be released to the Seller within five (5) days thereafter. The Buyer shall be allowed to contest the Seller’s instructions to the Escrow Agent pursuant to the terms of the Verizon Escrow Agreement.

2.12 Allocation Schedule. The Buyer and the Seller agree that the Initial Purchase Price, the Satisfied Liabilities and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with an allocation schedule to be mutually determined by the Buyer and the Seller within 60 days following the Closing Date (the “Initial Purchase Price Allocation Schedule”). The Seller and the Buyer shall prepare and timely file mutually acceptable and substantially identical initial and supplemental IRS Forms 8594 “Asset Acquisition Statements under 1060” (and any corresponding applicable state tax forms) consistent with the Initial Purchase Price Allocation Schedule (giving effect to mutually agreed upon adjustments to the allocations set forth in the Initial Purchase Price Allocation Schedule as a result of any required adjustments to the Initial Purchase Price), which adjustments shall be reasonably consistent with the principles of the original allocation as determined by the Buyer in its good-faith discretion. The parties shall not take any position in any Tax audit or other proceeding inconsistent with such allocation. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof, and the parties shall cooperate in order to preserve the effectiveness of such allocation.

2.13 Employee Matters.

(a) Key Employees. Prior to the Closing, the Buyer shall use its best efforts to cause the employees listed on Schedule 2.13(a) (the “Key Employees”) to accept an offer of at-will employment made by Buyer and to enter into an offer letter in substantially the form provided to such employees by the Buyer prior to the Closing (collectively, the “Offer Letters”), which Offer Letters shall require as a condition to the offer that each such Key Employee have executed a release agreement releasing the Seller, as well as its affiliates and successors (including the Buyer), from any and all claims he or she may have against the Seller, its affiliates and successors, including claims that arose in connection with his or her employment with the Seller, compensation and benefits (including any purchase of capital stock or rights to purchase capital stock of the Seller) related to such employment, and termination of such employment; provided, however, that the Buyer’s participation in the foregoing shall in no way limit or modify the condition set forth in Section 7.2(l). To the extent that any such employees receive any severance or other payments that the Seller is not required, pursuant to contract or applicable law, to pay to such employee, such employee shall execute a release of claims releasing the Seller, its affiliates and successors from any and all claims he or she may have against the Seller, its affiliates and successors, including claims that arose in connection with his or her employment with the Seller, compensation and benefits (including any purchase of capital stock or rights to purchase capital stock of the Seller) related to such employment, and termination of such employment.

(b) Employee Plan. Prior to the Closing, the Seller shall have created a validly authorized employee bonus and severance program or similar program (the “Employee Plan”) that obligates the Buyer to issue to the Seller, in its capacity as administrator of the Employee Plan and on behalf of each of the employees listed on Schedule 2.13(b) (the “Employee Plan Employees”), subject to applicable payroll and income tax withholdings:

(i) the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by dividing (A) the product of (x) the Net Initial Employee Distribution Amount multiplied by (y) the percentage allocation set forth adjacent his or her name on Schedule 2.13(b) by (B) the Buyer Average Price Per Share (the aggregate number of shares issuable pursuant to this clause (i) being, the “Initial Employee Shares”), deliverable to the Seller on the Closing Date for distribution to the Employee Plan Employees in accordance with the Employee Plan;

(ii) the number of shares of Buyer Common Stock (rounded down to the nearest whole share) determined by dividing (A) the product of (x) the Final Employee Distribution Amount multiplied by (y) the percentage allocation set forth adjacent his or her name on Schedule 2.13(b) by (B) the Buyer Average Price Per Share (the aggregate number of shares issuable pursuant to this clause (ii) being, the “Final Employee Shares”), deliverable to the

Seller on the Earnout Payment Date for distribution to the Employee Plan Employees in accordance with the Employee Plan;

(iii) the number of shares of Buyer Common Stock determined by multiplying (A) the total number of shares of Buyer Common Stock comprising the Employees’ General Escrow Contribution (based on the Buyer Average Price Per Share) after giving effect to any distributions of General Escrow Shares to the Buyer pursuant to Article IX hereof and the General Escrow Agreement (the “Employees’ Remaining General Escrow Shares”) by (B) the percentage allocation set forth adjacent his or her name on Schedule 2.13(b), in each case deliverable to the Seller on the applicable release date as set forth in Article IX hereof and the General Escrow Agreement for distribution to the Employee Plan Employees in accordance with the Employee Plan; and

(iv) the number of shares of Buyer Common Stock determined by multiplying (A) the total number of shares of Buyer Common Stock comprising the Employees’ Verizon Escrow Contribution (based on the Buyer Average Price Per Share) after giving effect to any distributions of Verizon Escrow Shares to the Buyer pursuant to Article IX hereof and the Verizon Escrow Agreement (the “Employees’ Remaining Verizon Escrow Shares”) by (B) the percentage allocation set forth adjacent his or her name on Schedule 2.13(b), in each case deliverable to the Seller on the applicable release date as set forth in Article IX hereof and the Verizon Escrow Agreement for distribution to the Employee Plan Employees in accordance with the Employee Plan.

As a condition to receipt of any benefits under the Employee Plan, each Employee Plan Employee shall be required to execute a release of claims, in a form mutually agreeable to the Buyer and the Seller, releasing the Seller, its affiliates and successors from any and all claims he or she may have against the Seller, its affiliates and successors, including claims that arose prior to or on the Closing Date in connection with his or her employment with the Seller, compensation and benefits (including any purchase of capital stock or rights to purchase capital stock of the Seller) related to such employment, and termination of such employment. The Seller shall have obtained any consents as may be required by applicable law, regulation or statute, or the Seller’s articles of incorporation for the Employee Plan. In the event the Buyer reasonably determines prior to the Closing Date, after consultation with its outside legal counsel, that there is a substantial likelihood that the Employee Plan would be deemed to be a plan of the Buyer requiring the approval of its stockholders, the Buyer and the Seller each agree to use their best efforts, and to cooperate with the other, to either obtain such stockholder approval or restructure the Employee Plan so as not to require such stockholder approval prior to the Closing Date; provided that any restructuring of the Employee Plan will preserve the allocations set forth in the Employee Plan and its other provisions to the greatest extent possible. The allocations set forth on Schedule 2.13(b) shall not be changed without the prior approval of the Buyer and the Seller. Except as otherwise set forth in Section 6.12, the Initial Employee Shares shall be included on the Initial Registration Statement and the Final Employee Shares, the Employees’ Remaining General Escrow Shares and the Employees’ Remaining Verizon Escrow Shares shall be included on the Earnout Registration Statement.

ARTICLE III

REPRESENTATIONS OF THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer of the Seller (the “Seller Disclosure Schedule”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be specifically enough stated to make it clear that it is also relevant to such Section:

3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own its properties and to carry on its businesses as now being conducted. The Seller has all requisite power to execute and deliver this Agreement and the agreements contemplated herein and, upon adoption of this Agreement by the stockholders of the Seller, to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified to do business and in good standing in all jurisdictions in which ownership of property or the character of its business requires such qualification and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Copies of the Articles of Incorporation and Bylaws of the Seller, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

3.2 Capitalization of the Seller. The Seller’s authorized capital stock consists of 115,000,000 shares of Common Stock, par value $.001 per share, 28,264,230 shares of which are issued and outstanding and 15,480,096 shares of which are reserved for future issuance in connection with options, warrants and other rights, and 85,000,000 shares of Preferred Stock, par value $.001 per share, of which (i) 428,571 shares of Series B Preferred Stock have been authorized, all of which are issued and outstanding and which are convertible into 993,377 shares of Common Stock, (ii) 8,960,694 shares of Series C Preferred Stock have been authorized of which all are issued and outstanding and which are convertible into 11,590,956 shares of Common Stock, (iii) 21,223,913 shares of Series D Preferred Stock have been authorized, of which 14,875,508 have been issued and are outstanding and which are convertible into 14,875,508 shares of Common Stock, and (iv) 50,432,277 shares of Series E Preferred Stock have been authorized, of which none are issued and outstanding. The Seller has reserved 985,250 shares of Common Stock pursuant to its 1998 Amended Stock Option Plan and 6,257,697 shares of Common Stock pursuant to its 2000 Equity Incentive Plan (together, the “Plans”) for issuance to officers, directors, employees and consultants of the Seller, each of which has been duly adopted by the Board of Directors and approved by the Seller’s stockholders. Of such shares of Common Stock reserved under the Plans, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 2,487,000 shares have been granted and are currently outstanding, and 4,755,947 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Plans for future awards. The Seller has also granted to Darren Wesemann, its Chief Technology Officer, an option separate from the Plans to purchase 1,750,000 shares of restricted Common Stock and has entered into agreements with certain members of Renaissance Software, L.C. (“Renaissance”), whereby such members are entitled to put their membership interests in Renaissance to the Seller in exchange for a total of 150,000 shares of the Seller’s Common

Stock. Additionally, the Seller has issued (i) warrants to purchase up to 6,337,149 shares of Common Stock and (ii) promissory notes that are convertible into 15,000 shares of Common Stock. All issued and outstanding shares of the Seller’s Common Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as stated in the Articles of Incorporation. Other than as set forth in this Section 3.2 or in Schedule 3.2 to the Seller Disclosure Schedule, there are not outstanding (i) any options, warrants or other rights to purchase from the Seller any shares of Seller Capital Stock; (ii) any securities convertible into or exchangeable for shares of Seller Capital Stock; or (iii) any other commitments or rights of any kind for the issuance by the Seller of additional shares of capital stock or options, warrants or other securities of the Seller. Holders of shares of the Seller’s Common Stock, which shares are subject to repurchase by the Seller in the event the holder thereof ceases to be employed by the Seller, are identified on Schedule 3.2 of the Seller’s Disclosure Schedule. No holder of shares of the Seller’s Common Stock purchased such shares from the Seller with a currently outstanding promissory note in favor of the Seller.

3.3 Subsidiaries. Schedule 3.3 of the Seller Disclosure Schedule lists all of the Seller’s Subsidiaries. No Subsidiary is currently conducting active business operations, and no Subsidiary has ever engaged in operations that were material to the Seller’s Business. The Purchased Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any Subsidiary or other corporation, organization or entity.

3.4 Authorization. The execution and delivery by the Seller of this Agreement and all other documents required to be executed and delivered by the Seller hereunder and thereunder (collectively with this Agreement, the “Transaction Documents”) and, subject to stockholder approval, the consummation by the Seller of all transactions contemplated by the Transaction Documents by the Seller, have been duly authorized by all requisite corporate action. The Seller represents and warrants that none of the transactions contemplated by this Agreement or the other Transaction Documents is void or voidable by the Seller’s stockholders based on any (a) direct or indirect interest of any director, officer or affiliate of the Seller in the transactions contemplated by this Agreement or the other Transaction Documents and/or (b) breach of duty by one or more of the directors or officers of the Seller in connection with the evaluation, approval, negotiation, execution and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or the failure of the Seller, its directors and/or its officers to follow appropriate formalities in connection therewith. The Seller’s Board of Directors has approved the Transaction Documents and all actions contemplated thereby. This Agreement has been duly executed and delivered by the Seller. This Agreement and all other Transaction Documents and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting the rights of creditors generally and subject to equitable remedies.

As of the Closing Date, the Seller will have complied fully with the covenants of Section 6.13 below with respect to stockholder solicitation and the preparation of the Information Statement.

3.5 Compliance with Laws and Other Instruments; Permits. Except as set forth on Schedule 3.5 of the Seller Disclosure Schedule,

(a) the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, as of the date of this Agreement, and the consummation of the transactions contemplated hereby and thereby, as of the Closing Date, do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of the Seller under, or result in any loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any Lien upon any assets or properties of the Seller, under the terms of (a) the articles of incorporation or bylaws of the Seller, (b) any contract, agreement, lease, license, mortgage, note, bond, debenture, indenture or other instrument or obligation to which the Seller is a party or by or to which it or its assets or properties may be bound or subject, (c) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to the Seller, or (d) any license, permit, order, consent, approval, registration, authorization or qualification with or under any foreign, federal, state or local law or governmental or regulatory body (any of the foregoing, a “Required Permit”) of the Seller, in each case, the result of which would have a Seller Material Adverse Effect;

(b) all of the Purchased Assets as used in the Seller’s Business conform to all applicable laws and no notice of any violation of any law relating to any of the Purchased Assets has been received by the Seller;

(c) the Seller’s Business is being and has been conducted in material compliance with all applicable laws, ordinances and regulations of any Governmental Entity. All material Consents (as defined below) necessary to operate the Purchased Assets in the Ordinary Course of Business have been obtained and are in full force and effect and are being complied with in all material respects. To the knowledge of the Seller, no Governmental Entity has threatened to modify, cancel or terminate any of such Consents; and

(d) the Seller has all material Permits necessary for the operation of the Seller’s Business as currently conducted. All of such material Permits are valid and in full force and effect and there are no proceedings pending or threatened, which may result in the revocation, cancellation, suspension or adverse modification of any such Permit.

3.6 Seller Financial Statements. Schedule 3.6 of the Seller Disclosure Schedule includes a true, correct and complete copy of the Seller’s audited financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 31, 2000, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for each of the fiscal years ended December 31, 2001 and December 31, 2002, and the five-month period ending May 31, 2003 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Seller and its consolidated subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Seller, provided, however, that the Financial Statements are subject to normal and recurring year end adjustments, which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect on the Seller, and do not include footnotes and other presentation items.

3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7 of the Seller Disclosure Schedule, the Seller and its Subsidiaries have no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, except for (a) liabilities shown on the consolidated balance sheet of the Seller as of the May 31, 2003 (the “Most Recent Seller Balance Sheet”), (b) liabilities which have arisen since May 31, 2003 in the Ordinary Course of Business, (c) contractual liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet or disclosed in the notes thereto under GAAP, and (d) liabilities for accounting, investment banking and legal fees incurred in connection with the transactions contemplated by this Agreement, provided that any difference between the adjusted tax basis and the fair market value of any asset held by the Seller or its Subsidiaries on the Closing Date shall not be treated as an existing condition, situation or set of circumstances for purposes of this Section 3.7. The Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.8 Absence of Certain Changes or Events. Except as contemplated hereby, since May 31, 2003, there has not been any change, event or development which has had or is reasonably likely to have a Material Adverse Effect on the Purchased Assets or a material adverse effect on the ability of the Seller to perform its obligations, or consummate the transactions contemplated, hereunder. Except as set forth in Schedule 3.8, since the date hereof, there has been no material adverse change in the business, operations, financial condition or prospects of the Seller or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect, other than transactions in the Ordinary Course of Business.

3.9 Tax Matters.

(a) For purposes of this Section 3.9 and other provisions of this Agreement relating to Taxes, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected by Seller and for which Buyer could become liable as successor to or transferee of the Business or the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

(b) All Taxes have been or will be paid by the Seller for all periods (or portions thereof) prior to and through and including the Closing Date. The Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct and complete in all material respects. There are no liens for Taxes on any of the Purchased Assets except liens for taxes not yet due. The Seller has complied with all record keeping and tax reporting obligations relating to income and employment Taxes due with respect to compensation paid to employees or independent contractors providing services to the Seller or the Business. The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. There have never been any audits or other proceedings with respect to Taxes, there are no pending or, to the Seller’s knowledge, threatened audits or other proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. No agreement or arrangement regarding compensation of any employee providing services to the Seller or the Business provides for any payments which could result in a nondeductible expense to the Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

3.10 Consents and Approvals. Except as set forth on Schedule 3.10, no Permit or other consent, approval, authorization, license or order of, registration or filing with, or notice to any Governmental Entity or other Person (such Permits, consents, approvals, authorizations, licenses, orders, registrations, filings or notices referred to collectively herein as “Consents”) as of the Closing Date is necessary to be obtained, made or given by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which the Seller is a party or the consummation by the Seller of the transactions contemplated hereby or thereby.

3.11 Title to Assets.

(a) Schedule 3.11(a) to the Seller Disclosure Schedule identifies any and all licenses to the Purchased Assets and all leases, security agreements, conditional sales contracts, Liens or other title retention or security agreements to which any of the Purchased Assets constituting tangible personal property are subject.

(b) The Seller has good, valid and marketable title or license to, or in the case of leased assets, valid and subsisting leasehold interests in, each and all of the Purchased Assets and, by the execution and delivery at the Closing of the instruments of transfer provided for herein, the Buyer will be vested with good, valid and marketable title to, or will lease under valid and subsisting leases, each and all of the Purchased Assets, free and clear of all liens (except liens for Taxes not yet due and payable), mortgages, pledges, imperfections of title, security interests, restrictions, prior assignments, easements, leases, licenses or sublicenses, options, rights of first refusal or first offer, and encumbrances (collectively, “Liens”), except as set forth in Schedules 3.11(a), 3.11(b) and 3.13(c) of the Seller Disclosure Schedule (collectively, the “Permitted Liens”).

(c) All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, as required for their use in the Business as presently conducted, and conform to all applicable laws, and no notice of any violation of any law relating to any of the Purchased Assets, the Satisfied Liabilities or the Assumed Liabilities has been received by the Seller.

(d) The Purchased Assets include all properties, tangible and intangible, and only such properties, currently used by Seller in operating the Business and necessary for Buyer to operate the Business after the Closing Date in a manner substantially equivalent to the manner in which the Seller has operated the Business prior to and through the Closing Date. Other than the Consents, no licenses or other consents from, or payments to, any other Person are or will be necessary for the Buyer to operate the Business and use the Purchased Assets in the manner in which the Seller has operated the same.

(e) Except as provided in this Agreement, no restrictions will exist on the Buyer’s right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on the Buyer as a consequence of the transactions contemplated by this Agreement or by any of the other Transaction Documents.

3.12 Real and Personal Property.

(a) The Seller does not own, and has not owned at any time in the past, any real property.

(b) Except as set forth on Schedule 3.12 (the “Leases”), the Seller is not a party to or bound by any leases of real or personal property, including buildings, structures, improvements and fixed assets, other than the Leases, and any and all interests held by the Seller as lessee under the Leases are free and clear of any and all Liens arising by, through or under the Seller. All of the Leases are unamended, except as noted on Schedule 3.12, and, to the knowledge of the Seller, are in full force and effect. Except as described on Schedule 3.12, all rental and other payments required to be paid by the Seller pursuant to the Leases have been duly paid and the Seller is not in default or in breach in any material respect of any term or provision of any Lease nor, to the Seller’s knowledge, has any event occurred which with the giving of notice or the lapse of time or both could constitute such a default or breach.

(c) Leasehold Improvements. Schedule 3.12(c) attached hereto sets forth a description of all material leasehold improvements for any real property described in the leases of real property identified in Schedule 3.12(b) (such real property, the “Leased Real Property”). Except as noted in Schedule 3.12(c), the Seller has good and marketable title to the leasehold improvements, free and clear of all Liens, except Permitted Liens, and other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such leasehold improvements or any portion thereof or interest therein. There are no structural deficiencies or latent defects affecting any of the leasehold improvements and, there are no facts or conditions affecting any of the leasehold improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the leasehold improvements.

(d) Real Property Used in the Business. The Leased Real Property identified in Schedule 3.12(b) and the leasehold improvements identified in Schedule 3.12(c) (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Seller’s Business.

3.13 Intellectual Property.

(a) Seller owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission, all Intellectual Property it uses or holds for use in connection with the operation of the Business as conducted and as proposed to be conducted, including all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, privileges relating thereto, and rights thereunder, remedies against infringements or misappropriation thereof, and rights to protection of interests therein under the laws of all jurisdictions (collectively, the “Seller Intellectual Property”).

(b) Schedule 3.13(b) (i) contains a true and complete list of all domain names, patents, copyrights, trademarks and registrations (including any continuations, divisionals, continuations-in-part, renewals, reissues, applications relating thereto) covering or relating to any Seller Intellectual Property; and (ii) identifies which of the foregoing is owned by the Seller and which is licensed by the Seller. The Seller is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.13(b) that is owned by Seller.

(c) Schedule 3.13(c) sets forth a complete and accurate list of each license, sublicense, permission, covenant not to sue or agreement to which the Seller is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Seller Intellectual Property, or (ii) restricting the Seller’s rights to use any Seller Intellectual Property (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of the Seller and, to the knowledge of the Seller, of all other parties thereto, enforceable against the Seller and, to the knowledge of the Seller, against all other parties thereto, in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller or, to the knowledge of the Seller, by any other party thereto, under any such License Agreement. The Seller has not granted or obtained a license, sublicense or other right in any Intellectual Property other than pursuant to the License Agreements.

(d) Except as set forth on Schedule 3.13(d):

(i) The Seller owns, or has a valid right to use, free and clear of all Liens, all of the Seller Intellectual Property, subject to the terms and conditions of the License Agreements.

(ii) The Seller Intellectual Property owned by the Seller, and, to Seller’s knowledge, all other Seller Intellectual Property, is valid and subsisting, in full force and effect, and no rights therein have been cancelled, expired, or abandoned or otherwise deemed or adjudicated unenforceable.

(iii) There is no pending or threatened claim, suit, office action, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction involving the Seller Intellectual Property owned by the Seller, or, to the best of the Seller’s knowledge, any other Seller Intellectual Property, alleging that the activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property any third party, or challenging the Seller’s ownership or use of, or the validity, enforceability or registrability of, any Seller Intellectual Property. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Seller’s right to use any Intellectual Property, (ii) restrict the Seller’s operation or conduct of the Business, or (iii) Seller is a party to and permit third parties to use any Seller Intellectual Property. The Seller has not otherwise received any written notice from any third party alleging that the Seller Intellectual Property has violated the Intellectual Property of any third party.

(iv) To the Seller’s knowledge, no third party has misappropriated, infringed, violated or otherwise come into conflict with any Seller Intellectual Property, and Seller has not brought or threatened any claim, suit arbitration or other adversarial proceeding against any third party with respect to any Seller Intellectual Property.

(v) The Seller takes reasonable measures customary in its industry to protect its proprietary and confidential information and trade secrets, including requiring its employees, agents and other parties having access thereto to execute written non-disclosure agreements, and requiring its employees, consultants and agents to assign to it any and all inventions, discoveries and other Intellectual Property conceived, reduced to practice, develop or discovered by such persons made within the scope of their employment. To the Seller’s knowledge, no party to any non-disclosure or assignment agreement to which Seller is a party is in breach or default thereof.

(vi) No current or former partner or employee or consultant of the Seller or current or former employer of any of the Seller’s employees, former employees, consultants or agents (or any of their respective successors or predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Seller Intellectual Property owned by the Seller, or be entitled to receive a royalty or other consideration for the Seller’s use of the same.

(e) All Software which the Seller owns or purports to own was either developed (i) by employees or former employees of the Seller within the scope of their employment or (ii) by independent contractors who have assigned their rights in the Software to the Seller pursuant to written agreements.

(f) Except as set forth in Schedule 3.13(f), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Seller’s rights in any Seller Intellectual Property (other than the fact that, upon Closing, the Buyer will acquire all of the Seller’s such rights), nor will it require the consent of any Governmental Entity or third party in respect of any such Seller Intellectual Property. Except as set forth on Schedules 3.10 and 3.13(f), no consents are required in order for the Buyer to assume the rights and obligations of the Seller under any License Agreement.

3.14 Insurance. The Seller and each of its Subsidiaries has policies of insurance and bonds of the type and amount customarily carried by persons conducting business or owning assets similar to those of the Seller and its Subsidiaries. Schedule 3.14 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software errors and omissions, employees, officers and directors of the Seller and its Subsidiaries and all claims made under any insurance policy since December 31, 2002. Except as set forth in Schedule 3.14 of the Seller Disclosure Schedule, there is no claim by the Seller or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Seller and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Seller has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.15 Litigation. Schedule 3.15 of the Seller Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction issued by or enforceable by a Governmental Entity to which the Seller or any of its Subsidiaries is a party, or which involves the Purchased Assets, (b) any written claim, demand, complaint, action, suit, proceeding, or hearing or, to the Seller’s knowledge any investigation of or in, any Governmental Entity or before any arbitrator involving any of the Purchased Assets or to which the Seller or any of its Subsidiaries is a party or, to the knowledge of the Seller, is threatened to be made a party, and (c) any written claims involving the Purchased Assets or against the Seller by third persons of which the Seller is aware and any reasonable basis for any third party claims. None of the demands, claims, complaints, actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.15 of the Seller Disclosure Schedule would reasonably be expected to have a Material Adverse Effect.

3.16 Employees and Consultants.

(a) Schedule 3.16(a) of the Seller Disclosure Schedule contains a list of all current employees and consultants of the Seller, along with the address, position and the annual rate of compensation of each such person, as well as any stock or option holdings of such employees and consultants, and a list of all former employees and consultants of the Seller who performed services for the Seller since April 1, 2002, along with the position such person held at the Seller at the time their service relationship with the Seller terminated, any stock or option holdings of such former employees and consultants, and the most recent known address for such person. None of the Seller’s Subsidiaries currently has any employees nor has any Subsidiary ever had any employees. Except as specified in Schedule 3.16(a) of the Seller Disclosure Schedule, each employee and consultant to the Seller, as well as each of the former employees and consultants listed in Schedule 3.16(a), has entered into a confidentiality and assignment of inventions agreement with the Seller, a copy of each of which has previously been delivered to the Buyer (the “Confidentiality Agreements”). Schedule 3.16(a) of the Seller Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reasons therefor, the expected length of such leave, and whether such leave has been approved. Except for the Confidentiality Agreements, and as otherwise noted on Schedule 3.16(a), there are no written or oral contracts of employment or consulting agreements between Seller and the current or former employees and consultants of the Seller.

(b) The Seller is not a party to or is bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, and claims of unfair labor practices or other collective bargaining disputes. The Seller has no knowledge of any organizational effort made or threatened, either currently or since its inception, by or on behalf of any labor union with respect to employees of the Seller or its Subsidiaries. The Seller has not experienced any material work stoppage or other material labor difficulty. The Seller has not engaged in any unfair labor practice.

(c) Except as set forth on Schedule 3.16(c), the Seller has no agreements or arrangements with persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by the Seller, the type of work performed by the persons or any other circumstances, such persons could reasonably be deemed to be employees of the Seller. The Seller has complied in all material respects with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the Seller.

(d) The Seller has complied in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment. Except as set forth in Schedule 3.16(d) of the Seller Disclosure Schedule, there is not and has not been any claim against the Seller, its officers, directors or employees or, to the Seller’s knowledge, threatened against the Seller or its officers, directors or employees, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar conduct, or based on actual or alleged breach of contract with respect to any person’s employment by the Seller nor, to the knowledge of the Seller, is there any basis for any such claim. Schedule 3.16(d) of the Seller Disclosure Schedule sets forth each claim against the Seller under any workers compensation plan or policy or for long-term disability or for unemployment compensation.

(e) To the extent employees of the Seller are terminated from employment prior to and in connection with the transactions contemplated hereby, (i) the Seller will not incur any liability, and will have complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”), and (ii) as of the termination date of any such employee of the Seller, the Seller shall have paid all wages, accrued and unused vacation pay and severance pay due such terminated employee.

(f) Schedule 3.16(f) of the Seller Disclosure Schedule contains a complete and accurate list of all former employees of the Seller currently eligible for or receiving benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

3.17 Employee Benefits.

(a) Schedule 3.17 of the Seller Disclosure Schedule contains a complete and accurate list of all the Seller Employee Benefit Plans that are maintained, or contributed to, by the Seller, or any Seller ERISA Affiliate. For purposes of this Agreement, “Seller Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained, or contributed to, by the Seller or any Seller ERISA Affiliate. For purposes of this Agreement, “Seller ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller. Complete and accurate copies of (i) all the Seller Employee Benefit Plans which have been reduced to writing, (ii) written summaries, if any, of all unwritten the Seller Employee Benefit Plans, (iii) all related trust agreements, insurance contracts, summary plan descriptions, plan prospectuses and similar plan summaries (including summaries and informational materials that the Seller has posted on an internet or intranet site), if any, and (iv) the most recent annual report filed, if any, on IRS Form 5500, 5500C or 5500R for each the Seller Employee Benefit Plan, have been delivered to the Buyer. Each the Seller Employee Benefit Plan has been administered in all material respects in accordance with its terms, and each of the Seller and Seller ERISA Affiliates has in all material respects met its obligations with respect to such the Seller Employee Benefit Plan and has made all contributions thereto which are required to be made prior to the date hereof. With respect to each the Seller Employee Benefit Plan, the Seller and each Seller ERISA Affiliate has prepared in good faith and timely filed all requisite government reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed an distributed or posted all notices and reports to employees required to be filed, distributed or posted. the Seller and all the Seller Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

(b) Except with respect to the Employee Plan as set forth in Section 2.13(b) above, the Buyer will incur no liability with respect to, or on account of, and the Seller will retain any liability for, and on account of, any Seller Employee Benefit Plan.

(c) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of the Seller Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) suits or proceedings and, to the Seller’s knowledge, there are no investigations by any Governmental Entity, against or involving any the

Seller Employee Benefit Plan or asserting any rights or claims to benefits under any the Seller Employee Benefit Plan that could give rise to any material liability.

(d) All the Seller Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code are qualified and have received determination letters from the Internal Revenue Service to the effect that such the Seller Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, revocation has not been threatened, and no such the Seller Employee Benefit Plan has been amended since the date of its most recent determination letter in any respect which would adversely affect such letter, and, to the Seller’s knowledge, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e) Except as set forth in Schedule 3.17(e) of the Seller Disclosure Schedule, neither the Seller nor any Seller ERISA Affiliate has ever maintained a the Seller Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Seller or any Seller ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as set forth in Schedule 3.17(g) of the Seller Disclosure Schedule, there are no unfunded obligations under any Seller Employee Benefit Plan providing benefits after termination of employment to any employee of the Seller or any Seller ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

(h) To the knowledge of the Seller, no act or omission has occurred and no condition exists with respect to any Seller Employee Benefit Plan that would subject the Seller or any Seller ERISA Affiliate to any material fine, penalty, tax or fiduciary liability imposed under ERISA or the Code. With respect to each the Seller Employee Benefit Plan, the Seller and each the Seller Affiliate has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act (“HIPAA”) and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law.

(i) No Seller Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Except as set forth in Schedule 3.17(j) of the Seller Disclosure Schedule, no Seller Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Seller or any Seller ERISA Affiliate from amending or terminating any such Seller Employee Benefit Plan.

(k) Except as set forth in Schedule 3.17(k) of the Seller Disclosure Schedule, no Seller Employee Benefit Plan in effect as of the date of this Agreement provides for severance pay or any other severance benefit to any the Seller employee in excess of an amount equal to four weeks of such the Seller employee’s base salary.

(l) Other than any option agreements between the Seller and certain individuals for the grant of options to purchase Seller Common Stock listed on Schedule 3.16(a) of the Seller Disclosure Schedule, Schedule 3.17(l) of the Seller Disclosure Schedule discloses each: (i) written and oral agreement with any director, officer or other employee of the Seller and Affiliates (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Seller or its Affiliates of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; (ii) agreement, plan or arrangement under which any person may as a result of the transactions contemplated hereby receive payments from the Seller or its affiliates that may be subject to the tax imposed by Section 4999 of the Code or may be included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Seller or its affiliates, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any the Seller Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.18 Environmental and OSHA.

(a) Hazardous Material. Except as set forth in Schedule 3.18 of the Seller Disclosure Schedule, no material amount of any substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, urea-formaldehyde and all substances listed pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and the United States Resource Recovery and Conservation Act of 1976, as amended from time to time, and the regulations and publications promulgated pursuant to said laws (a “Hazardous Material”), is, to the knowledge of the Seller, present as a result of the actions or inactions of the Seller or any of its Subsidiaries (or, to the knowledge of the Seller, as a result of any actions or inactions of any third party or otherwise) in violation of any law in effect on or before the Closing Date, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Seller or any of its Subsidiaries has at any time operated, occupied or leased.

(b) Hazardous Materials Activities. Seller has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Seller disposed of, transferred, sold or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, as amended, the Resource Recovery and Conservation Act of 1976, the Toxic Substances Control Act of 1976, and other applicable state or federal acts (including the rules and regulations thereunder) as in effect on or before the Closing Date.

(c) Environmental Permits. The Seller currently holds no environmental approvals, permits, licenses, clearances and consents and none are necessary for the conduct of the Seller’s Hazardous Material Activities, if any, and other business activities of the Seller as such activities are currently being conducted.

3.19 Certain Business Relationships with Affiliates.

(a) Except as set forth in Schedule 3.19(a) of the Seller Disclosure Schedule, no Affiliate of the Seller (i) owns any property or right, tangible or intangible, which is used in the business of the Seller, (ii) has any claim or cause of action against the Seller, (iii) owes any money to the Seller, or (iv) has loaned any money to the Seller which has not been repaid in full. Schedule 3.19(a) of the Seller Disclosure Schedule describes any transactions or relationships between the Seller and any Affiliate thereof.

(b) Except as listed on Schedule 3.19(b) of the Seller Disclosure Schedule, no Affiliate owns or has any rights in or to any of the Purchased Assets.

3.20 Brokers’ Fees. Except as listed on Schedule 3.20, the Seller has no liability or obligation to pay any fees or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document.

3.21 Minute Books. The minute books and other similar records of the Seller and its Subsidiaries which are corporations contain true and materially complete records of all actions taken at any meetings of the Seller’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, and all charter and bylaw documents and amendments thereto.

3.22 Products.

(a) All products, and the delivery thereof, sold by or on behalf of the Seller have been in material conformity with all applicable contractual commitments and all expressed or implied warranties (including warranties imposed by the application of law) and no material liability exists or is reasonably expected to arise for replacement or damage in connection with such sales or deliveries, except as are adequately reserved for on the Most Recent Seller Balance Sheet. No products heretofore sold, delivered or leased by the Seller are subject to any guarantee, express warranty, claim for product liability, or patent or other indemnity, other than those products sold, delivered or leased in accordance with the standard terms and conditions of sale or lease of the Seller set forth on Schedule 3.22(a) of the Seller Disclosure Schedule.

(b) Schedule 3.22(b) of the Seller Disclosure Schedule contains an accurate and complete statement of all express warranties of the Seller with respect to products sold by the Seller.

(c) Except as set forth on Schedule 3.22(c) of the Seller Disclosure Schedule, all products sold by the Seller, whether in the United States or any foreign jurisdiction, have been approved by all required certification agencies in accordance with applicable law. All such approvals are listed on Schedule 3.22(c) of the Seller Disclosure Schedule and are in full force and effect, and there are no notices relating to the withdrawal of any such approval or requiring any modification of a product in order to preserve any such approval.

3.23 Computers and Software. Set forth on Schedule 3.23 are all of Seller’s computer systems and software with a notation of whether they are licensed or owned and whether they are part of the Purchased Assets.

3.24 Stockholder Consents. Other than the approval of the holders of at least a majority of the issued and outstanding Common Stock of the Seller and a majority of the issued and outstanding Preferred Stock of the Seller, no other action, approval, vote or consent of any of the holders of the Seller’s securities is required under the articles of incorporation or bylaws of the Seller or any applicable law to consummate this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby.

3.25 Contracts. Schedule 3.25 lists each Contract that is material to Seller, Seller’s business or the Purchased Assets, including without limitation:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for annual lease payments in excess of $7,500;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss, or involve consideration in excess of $7,500 per annum;

(c) any agreement which prohibits Seller or any Seller Subsidiary from freely engaging in business anywhere in the world;

(d) any guaranty or undertaking to be liable for the debts of others;

(e) any agreement under which the consequences of a default or termination could have a Seller Material Adverse Effect;

(f) any other agreement (or group of related agreements), including employment agreements, the performance of which involves consideration in excess of $10,000 per annum for Seller or any Seller Subsidiary;

(g) any agreement relating to ownership of or investments held by Seller (including investments in joint ventures and minority equity investments);

(h) all agreements relating to the licensing of Intellectual Property by the Seller or any of its Subsidiaries to a third party or by a third party to the Seller or any of its Subsidiaries and all other agreements affecting any of the Seller’s or any Seller Subsidiaries’ ability to use any Intellectual Property;

(i) all sales, partner, reseller, distributor, consultant, licensing and other similar agreements of Seller; and

(j) all other agreements which (1) are material to Seller’s Business, (2) the absence of which would have a Material Adverse change to Seller’s business, or (3) which are believed by Seller to be of unique value even though not material to Seller’s Business.

Seller has delivered to Buyer a correct and complete copy of each written agreement and a written summary setting forth the terms and conditions of each oral agreement listed in Schedule 3.25. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement or given notice that the agreement has terminated or will be terminating.

3.26 Suppliers. There are no suppliers of products or services to the Seller or its Subsidiaries that are material to the Seller’s Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. No supplier of products or services to the Seller or its Subsidiaries has notified Seller or any of its Subsidiaries that it intends to terminate its business relationship with the Seller or such Subsidiaries, and the Seller does not have knowledge of any dispute with any material supplier of products or services to the Seller or its Subsidiaries.

3.27 Customers. The Seller has provided the Buyer with a true and accurate list of the names and addresses of the top twenty-five (25) customers of the Seller and its Subsidiaries (on a consolidated basis) (by dollar volume of sales to such customers) for the calendar year ended 2002 (the “Material Customers”). Except as set forth on Schedule 3.27 attached hereto, neither the Seller nor any of its Subsidiaries has received any indication from any Material Customer that such customer intends to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Seller or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.28 Letters of Credit. The Seller is not a party to or obligated under any letters of credit or credit acceptances or any similar type instrument.

3.29 No Fraudulent Conveyance. On the Closing Date, the Seller will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement and will not otherwise be insolvent. The Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance or any act with similar consequences or potential consequences, or otherwise give rise to any right of any creditor of the Seller whatsoever to lodge any claim against any of the Purchased Assets in the hands of the Seller after the Closing.

3.30 Disclosure.

(a) No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Seller Disclosure Schedule or in any other transaction document delivered to or to be delivered by the Seller pursuant to this Agreement, and no statement made by the Seller to its creditors in connection with the settlement of such creditor’s claims, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, as a whole.

(b) The Seller has disclosed to the Buyer any and all facts pertaining to the Purchased Assets (including but not limited to the Seller Intellectual Property ) that affects, or in the Seller’s reasonable estimation are likely in the future to affect, the business conducted by the Purchased Assets or the Purchased Assets in a material adverse manner.

(c) The Seller has disclosed to the Buyer all of the material assets of the Business.

(d) The Seller has provided the Buyer with all the information that the Buyer has requested for deciding whether to acquire the Purchased Assets and all information that the Seller believes is reasonably necessary to enable the Buyer to make such a decision.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER

CONCERNING TRANSFER OR RESTRICTIONS ON TRANSFER

4.1 Purchase Entirely For Own Account. This Agreement is made with the Seller in reliance upon the Seller’s representation to the Buyer, which by the Seller’s execution of this Agreement, the Seller hereby confirms that the common shares of Buyer (the “Securities”) to be acquired by the Seller pursuant to this Agreement will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that, except as set forth in Section 4.2, the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that the Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Seller has not been formed for the specific purpose of acquiring the Securities.

4.2 Transfer Restrictions. Seller agrees that it will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Securities, except that Seller may sell such Securities pursuant to (a) a valid, fully effective Registration Statement, as such term is defined in Section 6.12 hereunder, or (b) Rule 144 under the Securities Act (if accompanied by a legal opinion reasonably required by the Buyer).

Notwithstanding anything in the preceding sentence or anything elsewhere in this Agreement to the contrary, Seller agrees that until the Final Statement Date, it shall not sell Securities in any one calendar month in a number greater than 10% of the aggregate volume of the Buyer’s Common Stock traded on The Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for the Buyer’s Common Stock) in the prior calendar month.

4.3 Disclosure of Information. The Seller believes it has received all of the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Seller further represents that it has had an opportunity to ask questions and receive answers from the Buyer regarding the Securities.

4.4 Restricted Securities. The Seller understands that the Securities have not been, and will not be as of the Closing Date, registered under the Securities Act, and are being sold to Seller by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Securities unless and until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

4.5 Legends. The Seller understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR DISTRIBUTED EXCEPT IN COMPLIANCE WITH CERTAIN RESTRICTIONS SET FORTH IN AN ASSET PURCHASE AGREEMENT DATED JULY 30, 2003 BETWEEN THE ISSUER AND SPONTANEOUS TECHNOLOGY, INC.”

(b) Any legend required by the laws of the States of California or Nevada, including any legend required by the California Department of Corporations.

(c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4.6 Corporate Securities Law. THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA. THE

ISSUANCE OF SUCH SECURITIES OR THE RECEIPT OF ANY PART OF THE ASSETS FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

ARTICLE V

REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Seller that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer of the Buyer (the “Buyer Disclosure Schedule”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be specifically enough stated to make it clear that it is also relevant to such Section:

5.1 Organization. The Buyer and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite power and authority to own their properties and to carry on their business as now being conducted. The Buyer has all requisite power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Buyer and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification and where failure to be so qualified would reasonably be expected to have a Buyer Material Adverse Effect. Certified copies of the Certificates of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

5.2 Buyer Capital Structure. The authorized capital stock of the Buyer consists of 80,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. As of June 30, 2003, (i) 47,511,674 shares of Buyer Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Buyer Series A Preferred Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (iii) options to purchase 6,316,499 shares of Common Stock were issued and outstanding pursuant to Buyer’s stock option plans, and (iv) 4,835,309 shares of Buyer Common Stock were reserved for future issuance pursuant to Buyer’s stock option plans and warrants. All of the outstanding shares of capital stock of each of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Buyer free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Buyer’s voting rights, charges or other encumbrances of any nature. The shares of Buyer Common Stock issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than the restrictions on transfer under this Agreement and under applicable state and federal securities laws. Except as set forth in this Section 5.2, there are no options, warrants or other rights to purchase any of the Buyer’s authorized and unissued capital stock.

5.3 Subsidiaries. The only Subsidiaries of the Buyer are those listed in the Buyer Disclosure Schedule. All of the outstanding shares of capital stock of each of the Buyer’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Buyer free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Buyer’s voting rights, charges or other encumbrances of any nature.

5.4 Buyer’s Authorization. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Buyer. The Transaction Documents entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against them in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the rights of creditors generally and subject to equitable remedies. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice of the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer (assuming compliance with the requirements of the HSR Act) and which would reasonably be expected to have a Buyer Material Adverse Effect; (b) violate the provisions of the Certificates of Incorporation or Bylaws of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of Buyer or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is or may be bound and which would reasonably be expected to have a Buyer Material Adverse Effect.

5.5 SEC Filings; Financial Statements.

(a) Buyer has filed and provided to the Seller all forms, reports and documents, including all exhibits thereto, required to be filed by Buyer with the SEC since July 31, 2000, including its Form 10-K filed for the fiscal year ended July 31, 2002 and its Form 10-Q’s for the quarters ended January 31, 2003 and April 30, 2003, respectively (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including Buyer’s unaudited consolidated balance sheet as of April 30, 2003 (“Most Recent Buyer Balance Sheet”) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented in all material respects the consolidated financial position of Buyer as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject to normal and recurring year-end adjustments).

(c) Since April 30, 2003, Buyer has not suffered any Buyer Material Adverse Effect, and no event has occurred which reasonably would be expected to result in a Buyer Material Adverse Effect.

(d) The Buyer is eligible to and fulfills all SEC requirements to file a Form S-3 Registration Statement.

5.6 No Undisclosed Liabilities. Except as set forth in Section 5.6 of the Buyer Disclosure Schedule, Buyer and its Subsidiaries have no liability whether absolute or contingent (whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, except for (a) liabilities shown on the Most Recent Buyer Balance Sheet, (b) liabilities which have arisen since April 30, 2003 in the Ordinary Course of Business, (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or disclosed in the notes thereto under GAAP, and (d) liabilities for accounting, investment banking and legal fees incurred in connection with the transactions contemplated hereby, provided that any difference between the adjusted tax basis and the fair market value of any asset held by the Seller or its Subsidiaries on the Closing Date shall not be treated as an existing condition, situation or set of circumstances for purposes of this Section 5.6.

5.7 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation that has not been disclosed pursuant to the Buyer SEC Reports or that, since the date of the latest Buyer SEC Report, would give rise to a requirement that the Buyer file a Current Report on Form 8-K or otherwise would be required to be disclosed under Item 103 of Regulation S-K in any future Buyer filing with the SEC.

5.8 Disclosure. No representation or warranty by Buyer contained in this Agreement, and no statement contained in the Buyer Disclosure Schedule or in any other transaction document delivered to or to be delivered by Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, as whole.

5.9 Nasdaq Listing Requirements. To the Buyer’s knowledge, the Buyer is in material compliance with its listing agreement with The Nasdaq National Market and satisfies the continued listing requirements of The Nasdaq National Market in all material respects. The Buyer is not aware of any facts or circumstances that could reasonably be expected to result in a material violation of its listing agreement or such continued listing requirements, and, since December 31, 2002, the Buyer has not received any notice of any such violation.

5.10 Brokers’ and Finders’ Fees. With respect to or in connection with the transactions contemplated in this Agreement, the Seller will have no liability to any broker, finder or other third party acting on behalf of the Buyer.

ARTICLE VI

COVENANTS

6.1 Conduct of Business. From the date hereof until the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article VIII hereof, except as otherwise required or contemplated hereunder or with the prior written approval of the Buyer, the Seller will conduct its operations in accordance with its Ordinary Course of Business.

6.2 Access to Information; Consultation; Confidentiality.

(a) From the date hereof until the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Article VIII hereof, the Seller, upon reasonable notice, will (i) disclose and make available during normal business hours, and use commercially reasonable efforts to cause its agents and authorized representatives (including legal counsel and independent public accountants) to disclose and make available during normal business hours (unless such information is not located on the premises, in which case access shall not be limited to normal business hours), to Buyer and its representatives all books, papers, records, files, facilities and personnel of the Seller, including, but not limited to, the general ledger and all other books of account, all financial statements, Tax records, Tax Returns, minute books of meetings of the Board of Directors of the Seller and its committees and stockholders, all organizational documents, all information relating to the Seller’s websites, products, business methods, services (including, but not limited to, research and development reports and data on competitors and the markets for the products sold by the Seller), contracts and agreements, loan files, filings with any Governmental Entity, accountants’ work papers, litigation and claim files, employment agreements and employee plans affecting employees or former employees of the Seller and any other business activities or prospects of the Seller as the Buyer or its representatives may from time to time reasonably request; and (ii) cause its management and other employees, and use its reasonable best efforts to cause its agents and authorized representatives (including legal counsel and independent public accountants) to be available to confer with the Buyer and its representatives during regular business hours; provided however, that no such access, disclosure or conference afforded to Buyer according to this Section 6.2 shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller contained in the Transaction Documents or any right of the Buyer to rely on such representations, warranties and covenants. The Seller will, and will cause its employees, and use its reasonable best efforts to cause its agents and representatives to, cooperate in good faith with the Buyer and its representatives in connection with any access, disclosure or conference provided for in this Section 6.2, including, without limitation, providing the Buyer with any written authorization necessary to obtain from any Governmental Entity information with respect to the Seller. The Buyer will maintain the confidentiality of all confidential information provided to it in accordance with this Section 6.2 pursuant to the terms of the Non-Disclosure Agreement, effective as of May 20, 2003, between the Seller and the Buyer (the “Non-Disclosure Agreement”); provided, however, that the Buyer’s and the Seller’s obligations under the Non-Disclosure Agreement with respect to confidential information relating specifically to the Purchased Assets shall terminate and be of no force or effect from and after the Closing. The Seller will maintain the confidentiality of, and will ensure that its employees, and will use its reasonable best efforts to ensure that its former employees, directors, consultants, agents and authorized representatives, maintain the confidentiality of, all confidential information related to the Purchased Assets and to the Business. The Seller’s obligation to maintain confidentiality in accordance with the preceding sentence will continue in full force and effect from and after the Closing.

(b) Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions envisioned herein and, from and after the earlier of the date of execution of this Agreement, the public announcement of the transactions envisioned herein or the public announcement of our discussions regarding the transactions envisioned herein, may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions envisioned herein and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.

6.3 Consents and Approvals. As soon as practicable after the execution of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to obtain all Consents necessary for (i) the Seller to transfer the Purchased Assets to the Buyer or otherwise to lawfully consummate this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; and (ii) the Buyer to own, lease, use and operate the Purchased Assets at the places and in the manner in which such Assets are owned, leased, used and operated as of the date of this Agreement and on the Closing Date. The Seller shall deliver to the Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Contracts, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as a written confirmation from such third parties that the Contracts are in good standing. The parties hereto shall cooperate with one another in exchanging such information and shall provide one another with such reasonable assistance as may be required by any Governmental Entity or as any other Person may reasonably request in connection with the foregoing.

6.4 Notification of Certain Matters. Each party hereto (the “Notifying Party”) shall give prompt notice to the other parties hereto of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder at or prior to the Closing, provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Without limiting the generality of the foregoing, from the date hereof through the earlier of the Closing Date and the date of any termination of this Agreement pursuant to Article VIII hereof, the Notifying Party shall promptly notify the other parties hereto of any action or proceeding of the type required to be described in Sections 3.15 or 5.7 hereof that is commenced or, to its knowledge, threatened against the Notifying Party, or against any officer or director of the Notifying Party or any of its Subsidiaries with respect to the affairs of the Notifying Party, and of any request for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby.

6.5 Commercially Reasonable Efforts. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.6 No Solicitation. From the date hereof until the earlier of the Closing Date and the date of any termination of this Agreement pursuant to Article VIII hereof, the Seller and its representatives shall not, directly or indirectly, (a) furnish any written or oral information relating to the Purchased Assets or afford access to the facilities, books and records or personnel of the Seller or its business to any Person in connection with the matters set forth herein other than the Buyer and its representatives, except in the Ordinary Course of Business, or (b) distribute a proposed agreement contemplating, initiate, pursue, engage in or continue any discussions or negotiations relating to, or solicit, initiate, encourage, discuss or accept any offers or proposal relating to the sale of all or any part of the Purchased Assets or all or substantially all of the capital stock of the Seller (whether by merger, consolidation, recapitalization, reorganization, purchase of capital stock or other similar transaction) to any Person other than the Buyer, and the Seller shall use its reasonable best efforts to prevent any of its employees, stockholders or advisors from taking any such actions.

6.7 Public Announcements. Prior to issuing any press release or making any public statement pertaining to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, the Buyer shall notify the Seller, and the Seller shall notify the Buyer, and neither the Buyer (or its Affiliates), on the one hand, nor the Seller, on the other hand, shall issue, authorize or cause to be issued any such press release or make any such public statement without obtaining the written approval (which shall not be unreasonably withheld) of the party or parties so notified, except that the financial terms of this Agreement and any other Transaction Document shall not be disclosed by either the Buyer (and its Affiliates), on the one hand, or the Seller, on the other hand, without obtaining the prior consent of the other, which consent may be withheld in the other’s sole discretion; provided, however, that each party hereto will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with applicable law or an applicable stock exchange rule, in which event the disclosing party will use commercially reasonable efforts to provide prior notice of such disclosure to the other party. Subject to the foregoing approval, the Seller acknowledges that the Buyer will issue press releases and provide disclosure through its SEC filing documents in connection with the transactions contemplated in this Agreement and the Transaction Documents.

6.8 Supplemental Disclosure.

(a) The Seller shall promptly inform the Buyer in writing of any fact or circumstance known to the Seller that would constitute a material breach of any representations or warranties contained in Article III or Article IV, or would cause any of the conditions set forth in Section 7.1 or 7.2 hereof not to be fulfilled.

(b) The Buyer shall promptly inform the Seller in writing of any fact or circumstance know to the Buyer that would constitute a material breach of any representations or warranties contained in Article V or would cause any of the conditions set forth in Section 7.1 or 7.3 hereof not to be fulfilled.

6.9 Option Plans; Warrants; Other Rights. The Seller agrees and understands that the Buyer will not assume or substitute any equivalent options, warrants or other rights for any outstanding options, warrants or other rights to purchase Seller Capital Stock.

6.10 Repayment of Obligations. The Seller hereby covenants to take any and all actions necessary to ensure that, as of the Closing, any loans made to the Seller from third parties will be repaid in full, forgiven or otherwise settled (such that all of Seller’s obligations under such loans shall have been cancelled and terminated in full). The Seller shall provide to the Buyer documentation reflecting the foregoing cancellations, terminations, relinquishments, waivers and releases. The Seller shall have delivered to the Buyer the results of a recent lien search in each of the jurisdictions or offices in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence security interests in the assets or property of the Seller, and such search shall reveal no Encumbrances on any of the Purchased Assets other than the Permitted Liens.

6.11 Prohibition on Re-Sale and Hedging. Except as otherwise provided for in this Agreement, and until all of the Securities have been sold pursuant to the terms of this Agreement, the Seller hereby agrees that from the date of this Agreement, the Seller will not offer any of the Securities for re-sale or otherwise dispose of them without the prior written consent of the Buyer, nor shall it directly or indirectly engage in short sales, derivative transactions or any similar hedging techniques or strategies involving any of the Securities, or enter into any agreement with respect to the foregoing.

6.12 Registration of Shares Issued to the Seller and Employee Plan Employees.

(a) Shelf Registration. The Buyer shall prepare and file with the SEC a “shelf” registration statement (such registration statement including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, a “Registration Statement”) covering all of the Initial Purchase Securities and the Initial Employee Shares (including any shares of the Buyer capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to such Initial Purchase Securities or Initial Employee Shares) which are held by the Seller or the Employee Plan Employees (the “Initial Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act within 60 days of the Closing Date (the “Initial Registration Deadline”). Following the payment of the Earnout Securities, if any, the Buyer shall prepare and file with the SEC a Registration Statement covering all of the Earnout Securities, the Final Employee Shares, the Employees’ Remaining General Escrow Shares and the Employees’ Remaining Verizon Escrow Shares (including any shares of the Buyer capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to such Earnout Securities, Final Employee Shares, Employees’ Remaining General Escrow Shares or Employees’ Remaining Verizon Escrow Shares) which are held by the Seller or the Employee Plan Employees (or, in the Buyer’s sole and absolute discretion, to cause the Initial Registration Statement to cover such Earnout Securities, Final Employee Shares, Employees’ Remaining General Escrow Shares and Employees’ Remaining Verizon Escrow Shares, provided, that in such case the Initial Registration Statement shall remain effective for the appropriate Effectiveness Period commencing on the Earnout Payment Date) (the “Earnout Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 within 60 days of the Earnout Payment Date, if any (the “Earnout Registration Deadline”).

Each Registration Statement shall be on Form S-3. Notwithstanding the foregoing, (i) the Buyer, in its sole and absolute discretion, shall have the option to elect to put each such Registration Statement on Form S-1 or Form S-4 and (ii) under no circumstances shall the Buyer be obligated to put either such Registration Statement on Form S-1 or Form S-4.

The Buyer shall use its reasonable best efforts to cause each Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any case within 120 days following (i) the Closing Date with respect to the Initial Registration Statement and (ii) the Earnout Payment Date with respect to the Earnout Registration Statement, and shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the date which is one year after the date that such Registration Statement is declared effective by the SEC or such earlier date when all Registrable Securities covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to the Buyer pursuant to a written opinion letter to such effect (the “Effectiveness Period”). Anything to the contrary contained herein notwithstanding, the Buyer shall not voluntarily take any action that would prevent the sale of the Registrable Securities during the Effectiveness Period, unless such action is required under applicable law, as evidenced by an opinion of counsel to the Buyer or such other evidence as the Seller and the Employee Plan Employees may deem acceptable, or the Buyer has, upon written advice of counsel, filed a post-effective amendment to the Registration Statement and the SEC has not declared it effective or the Registration Statement otherwise ceases to be effective (including without limitation pursuant to the paragraph immediately following this paragraph) or becomes the subject of a stop order from the SEC (any such period during which the sale of the Registrable Securities is prevented during the Effectiveness Period being described herein as a “Blackout Period”). To the extent that during the Effectiveness Period there is a Blackout Period or Blackout Periods, the duration of the Effectiveness Period shall be extended by the duration of each such Blackout Period.

Notwithstanding the foregoing or anything to the contrary contained herein, Buyer shall not be obligated to effect any such Registration Statement or to keep such

Registration Statement effective: (i) if Buyer shall furnish to the Seller and the Employee Plan Employees a certificate signed by the President of the Buyer stating that in the reasonable good faith judgment of the Board of Directors of the Buyer, it would be seriously detrimental to the Buyer and its stockholders for such Registration Statement to be effected or to be kept effective at such time, in which event the Buyer shall have the right to defer the filing of the Registration Statement or to stop effectiveness of the Registration Statement for a period of not more than 90 days following the date of such certificate; provided, however, that the Buyer shall not utilize this right more than once in any 12-month period, (ii) if the Buyer ceases to be subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, or (iii) shares of the Buyer’s capital stock are no longer traded on a securities exchange or The Nasdaq National Market or actively traded over the counter. In the event that Buyer is no longer obligated to effect any such Registration Statement or to keep such Registration Statement effective as a result of clause (ii) or clause (iii) of the preceding sentence or no Registration Statement has been declared effective and remains effective 180 days following the date of this Agreement, the Transfer Restrictions in Section 4.2 hereof shall not apply and the Seller hereby agrees to the following alternative transfer restriction: Seller agrees that it will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of the Securities, except that Seller may sell such Securities (a) if it sells such shares to purchasers that are “accredited investors” as that term is defined under Rule 501(a) of Regulation D under the Securities Act in a transaction or transactions exempt from the registration requirements of the Securities Act and obtains an opinion of counsel, in a form reasonably satisfactory to the Buyer, that registration is not required under the Securities Act (each such transferee a “Permitted Transferee”), provided, that the Seller may not sell such Securities to more than 10 Permitted Transferees without the prior written consent of the Buyer, and (b) pursuant to Rule 144 under the Securities Act (if accompanied by a legal opinion reasonably requested by the Buyer).

(b) Expenses of Registration. The Buyer shall pay all Registration Expenses (as hereafter defined) in connection with any registration, qualification or compliance pursuant to this Section 6.12(b), and the Seller and the Employee Plan Employees shall pay all Selling Expenses (as hereafter defined) and other expenses that are not Registration Expenses relating to the securities resold by any of them (the “Registrable Securities”). For purposes of this Section 6.12, “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Buyer in complying with Sections 6.12(a) and 6.12(d), including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Buyer, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration and the reasonable fees and expenses of one counsel for the Seller and the Employee Plan Employees up to a maximum of $25,000. For purposes of this Section 6.12(b), “Selling Expenses” shall mean all selling discounts, commissions and stock transfer or other Taxes applicable to the Registrable Securities and all fees and disbursements of counsel for the Seller and the Employee Plan Employees in excess of $25,000.

(c) Registration Procedures. In the case of any registration effected by the Buyer pursuant to this Section 6.12, the Buyer will keep the Seller and the Employee Plan Employees advised in writing as to the initiation of each registration and as to the completion thereof. The Buyer will:

(i) Permit a single firm of counsel designated by the Seller and the Employee Plan Employees to review any Registration Statement and all amendments and supplements thereto a reasonable period of time prior to the filing of such Registration Statement.

(ii) Furnish to the Seller and the Employee Plan Employees such numbers of copies of a prospectus, if applicable, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(iii) (A) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and, if applicable, the prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective for the applicable Effectiveness Period; (B) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Seller and the Employee Plan Employees true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (C) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable Effectiveness Period.

(iv) If applicable, file such supplements or attach “stickers” to the Registration Statement or prospectus as and when required by the SEC to evidence a material amount of resales by the Seller and the Employee Plan Employees pursuant to a prospectus.

(v) Notify the Seller and the Employee Plan Employees as promptly as reasonably possible (A)(1) when a prospectus or any prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (2) when the SEC notifies the Buyer whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement; and (3) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement or prospectus or for additional information; (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (D) of the receipt by the Buyer of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (E) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, prospectus or other documents so that, in the case of the Registration Statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(vi) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of the Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(vii) Furnish to the Seller and the Employee Plan Employees, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by the Seller and the Employee Plan Employees (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(viii) Promptly deliver to the Seller and the Employee Plan Employees, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus), if applicable, and each amendment or supplement thereto as the Seller and the Employee Plan Employees may reasonably request, if applicable; and the Buyer hereby consents to the use of such prospectus and each amendment or supplement thereto by the Seller and the Employee Plan Employees in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto.

(ix) Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the Seller and the Employee Plan Employees in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as the Seller and the Employee Plan Employees request in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that the Buyer shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Buyer to any material tax in any such jurisdiction where it is not then so subject.

(x) Cooperate with the Seller and the Employee Plan Employees to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends not required by law or agreement, and to enable such Registrable Securities to be in such denominations and registered in such names as the Seller and the Employee Plan Employees may request.

(xi) Upon the occurrence of any event contemplated by Section 6.12(c)(v)(E) hereof, as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related prospectus if applicable or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(xii) Use its reasonable best efforts to cause all Registrable Securities relating to such Registration Statement to be listed on each securities exchange or quotation system on which similar securities issued by the Buyer are then listed or quoted, and in connection therewith to file with The Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for the Buyer’s Common Stock) an application for listing of additional shares with respect to the Registrable Securities and to pay any fees for the additional listing of additional shares of the Buyer’s Common Stock.

(xiii) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement.

(xiv) Make available for inspection by the Seller and the Employee Plan Employees, any representative of the Seller and the Employee Plan Employees and any attorney or accountant retained by the Seller and the Employee Plan Employees, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Buyer and its subsidiaries, and cause the officers, directors, agents and employees of the Buyer and its subsidiaries to supply all information in each case reasonably requested by the Seller and the Employee Plan Employees or any such representative, attorney or accountant in connection with a Registration Statement; provided, however, that any information that is determined in good faith by the Buyer in writing to be of a confidential nature at the time of delivery of such information shall be kept confidential by such Persons, unless (W) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities; (X) disclosure of such information, in the opinion of counsel to such person, is required by law; (Y) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such person; or (Z) such information becomes available to such person from a source other than the Buyer and such source is not known by such person to be bound by a confidentiality agreement with the Buyer.

(xv) Comply with all applicable rules and regulations of the SEC.

(d) Information by the Seller and the Employee Plan Employees. The Seller and each Employee Plan Employee shall furnish to the Buyer such information regarding Seller and such Employee Plan Employee and the distribution proposed by the Seller and such Employee Plan Employee as the Buyer may reasonably request in connection with any registration, qualification or compliance referred to in this Section 6.12, but only to the extent that such information is required in order for the Buyer to comply with its obligations under all applicable securities and other laws and to ensure that any Registration Statement relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. The Seller and each Employee Plan Employee covenants that it will promptly notify the Buyer of any changes in the information set forth in a Registration Statement or otherwise provided by the Seller or such Employee Plan Employee to the Buyer regarding the Seller’s or such Employee Plan Employee’s plan of distribution as a result of which such Registration Statement or any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact regarding the Seller or such Employee Plan Employee or its or his or her intended methods of distribution of such Registrable Securities or omits to state any material fact regarding the Seller or such Employee Plan Employee or its or his or her intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, not misleading.

(e) Indemnification and Contribution.

(i) The Buyer agrees to indemnify and hold harmless the Seller and each Employee Plan Employee from and against any losses, claims, damages or liabilities to third parties (or actions or proceedings in respect thereof) to which the Seller or such Employee Plan Employee may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus, or any violation or alleged violation by the Buyer of the Securities Act, the Exchange Act, any state law, rule or regulation promulgated thereunder, and the Buyer will, as incurred, reimburse the Seller or such Employee Plan Employee for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the indemnity contained in this Section 6.12(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor shall the Buyer be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (A) an untrue statement or alleged untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Buyer by the Seller or such Employee Plan Employee specifically furnished for use in preparation of the Registration Statement, (B) the failure of the Seller or such Employee Plan Employee to comply with any of the covenants and agreements contained in this Section 6.12, or (C) any untrue statement in any prospectus that is corrected in any subsequent prospectus that was delivered to the Seller or such Employee Plan Employee prior to the pertinent sale or sales by the Seller or such Employee Plan Employee.

(ii) The Seller and each Employee Plan Employee, severally and not jointly, agrees to indemnify and hold harmless the Buyer from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Buyer may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (A) an untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus in reliance upon and in conformity with written information furnished to the Buyer by the Seller or such Employee Plan Employee in an instrument executed by the Seller or such Employee Plan Employee and specifically stated to be for use in preparation of the Registration Statement, or any violation or alleged violation by the Seller or any Employee Plan Employee of the Securities Act, the Exchange Act, any state law, rule or regulation promulgated thereunder, provided, however, the indemnity contained in this Section 6.12(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Seller or such Employee Plan Employee (which consent shall not be unreasonably withheld), and provided that the Seller or such Employee Plan Employee shall not be liable in any such case for any untrue statement included in any Prospectus which statement has been corrected in a writing delivered to the Buyer at least two business days before the sale from which such loss arose, (B) the failure of the Seller or such Employee Plan Employee to comply with any of the covenants and agreements contained in Section 6.12, or (C) any untrue statement in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Seller or such Employee Plan Employee prior to the pertinent sale or sales by the Seller or such Employee Plan Employee; and the Seller or such Employee Plan Employee will, as incurred, reimburse the Buyer for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. In no event shall the amount payable by the Seller or any Employee Plan Employee to the Buyer pursuant to this Section 6.12(e)(ii) by reason of a sale of the Registrable Shares by the Seller or such Employee Plan Employee exceed the amount of the net proceeds to the Seller or such Employee Plan Employee from the sale of the Registrable Shares from which such liability arose.

(iii) Promptly after receipt by any indemnified person under subsections (i) or (ii) above of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 6.12(e), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action (provided, however, that no failure to provide such notice shall relieve any indemnifying person of any liability hereunder except to the extent that such indemnifying person is prejudiced thereby), and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person’s election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that, if the indemnifying person shall propose that the same counsel represent it and the indemnified person, and if counsel for the indemnified person shall reasonably have concluded that there is an actual conflict of interest posed by the representation proposed by the indemnifying person, the indemnified person shall be entitled to retain its own counsel reasonably satisfactory to the indemnifying person at the expense of such indemnifying person; provided, further, that if more than one indemnified person makes a claim against an indemnifying person based on substantially similar facts, the indemnifying person shall not be responsible for the fees of more than one counsel for all indemnified persons whose claims are based on substantially similar facts.

(iv) If the indemnification provided for in this Section 6.12(e) is unavailable to or insufficient to hold harmless an indemnified party under subsection (i) or (ii) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof), in such proportion as is appropriate to reflect the relative fault of each such party, as well as any other relevant equitable considerations, provided, however, that any contribution by the Seller or any Employee Plan Employee shall not exceed the net proceeds to the Seller or such Employee Plan Employee from the sale of the Registrable Securities from which such liability arose, except in the case of willful fraud by the Seller or such Employee Plan Employee. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Buyer on the one hand or the Seller or such Employee Plan Employee on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Buyer, the Seller and the Employee Plan Employees agree that it would not be just and equitable if contribution pursuant to this Section 6.12(e)(iv) were determined by any method of allocation which does not take account of the equitable considerations referred to above in this Section 6.12(e)(iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above in this Section 6.12(e)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(v) The obligations of the Buyer and the Seller under this Section 6.12(e) shall be in addition to any liability which the Buyer and the Seller may otherwise have and shall extend, upon the same terms and conditions, to each director and officer of the Buyer or the Seller, and to each person, if any, who controls the Buyer or Seller within the meaning of the Securities Act or the Exchange Act.

(f) Restrictive Legend. Each certificate representing Securities shall bear substantially the following legend (in addition to any legends required under applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

The legend contained in this Section 6.12(f) shall be removed from a certificate in connection with any sale which is (a) both in compliance with the terms of this Agreement and pursuant to a Registration Statement and (b) pursuant to Section 144 (if accompanied by a legal opinion reasonably required by the Buyer).

(g) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable

Securities to the public without registration, the Buyer agrees to use its commercially reasonable efforts to:

(i) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Closing;

(ii) File with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act; and

(iii) So long as the Seller owns any Registrable Securities, to furnish to the Seller forthwith upon request a written statement by the Buyer as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Buyer, and such other reports and documents of the Buyer as the Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing the Seller to sell any such Registrable Securities without registration.

6.13 Stockholder Approval.

(a) Generally. Promptly following the date of this Agreement, the Seller will solicit all approvals and consents of the Seller’s stockholders required by applicable law and the Seller’s articles of incorporation for the purchase and sale of the Purchased Assets and related transactions contemplated by this Agreement. The Seller shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by Nevada law to effect such purchase and sale of the Purchased Assets.

(b) Information Statement. Promptly following the date of this Agreement, the Seller will prepare an information statement, in form reasonably acceptable to the Buyer including (without limitation) descriptions of: (i) the material terms and conditions of the purchase and sale of the Purchased Assets and the other transactions envisioned hereby, (ii) the reasons underlying the approval of the purchase and sale of the Purchased Assets by the Seller’s Board of Directors; (iii) the interests of members of the Seller’s Board of Directors (or their Affiliates) in the purchase and sale of the Purchased Assets and the other transactions envisioned hereby, including but not limited to disclosure of amounts that members of the Seller’s Board of Directors (or their Affiliates) may receive if the transactions contemplated herein are consummated, including but not limited to any payments made pursuant to the Employee Plan; (iv) any voting agreements, trusts or other arrangements in place among the Seller’s stockholders that may contractually govern the voting of shares of the Seller’s capital stock; and (v) a description of the Employee Plan (the “Information Statement”). The Information Statement shall be delivered to each of Seller’s stockholders simultaneously with the solicitation described in 6.13(a) above.

(c) Method and Timing of Stockholder Mailing. The Information Statement and the stockholder solicitation described in this Section 6.13 shall be duly mailed by U.S. Certified Mail, return receipt requested, or by nationally recognized express courier (delivery by such express courier shall be required to stockholders located outside the Continental U.S.) to each stockholder of Seller no less than 10 days prior to the Closing Date.

(d) Disclosure. No statement contained in the Information Statement will contain any untrue statement of a material fact or will omit to state any material fact necessary, in light of the circumstances under which it will be made, in order to make the statements therein not misleading, as a whole.

6.14 Legal Conditions. Each of the Buyer and the Seller shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and the Uniform Commercial Code, if applicable) and in connection with approvals of or filings with any other Governmental Entity and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed in connection with the Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

6.15 Regulatory Filings; Consents; Reasonable Efforts.

(a) Each of the Buyer and the Seller shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Buyer or the Seller or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including those required under the HSR Act, if any, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

(b) Each of the Buyer and the Seller shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Buyer and the Seller shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by the Transaction Documents or any such other transactions, unless by mutual agreement the Buyer and the Seller decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of the Buyer and the Seller shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in Section 6.15(a) or (b), (i) neither the Buyer nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Buyer, and (ii) neither the Seller nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Seller.

(d) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise limit the right of the Buyer or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Seller or its Subsidiaries.

6.16 Engagement of the Seller Consultants. Prior to the Closing, the Buyer, after notice to and reasonable approval by the Seller as to the timing and method of contact, shall have the right to contact any of the consultants of the Seller listed on Schedule 6.16 (the “Seller Consultants”) for the purposes of Buyer’s engagement of some or all of the Seller Consultants after the Closing Date and receipt of written acceptances of such engagement (in each case contingent on consummation of the transactions contemplated by this Agreement). The Seller will be fully responsible for all amounts payable to any consultant that were incurred by the Seller prior to the Closing Date, including (without limitation) all consulting fees and other amounts payable in respect of the termination of the consulting relationship between any Seller Consultant and the Seller in connection with the sale of the Purchased Assets to the Buyer.

6.17 No Fraudulent Conveyance. The Seller shall take no action and make no distribution that would cause the Seller to be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller shall fully repay all of its creditors prior to making any distribution to its stockholders. The Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and stockholders and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance or any act with similar consequences or potential consequences, or otherwise give rise to any right of any creditor of the Seller whatsoever to lodge any claim against any of the Purchased Assets in the hands of the Buyer after the Closing.

6.18 Seller Securities Law Representations. In connection with any issuance to the Seller of Securities, the Seller agrees to make the following representations and warranties to the Buyer at the time of such issuance:

(a) The Seller is acquiring the Securities for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” of the Securities within the meaning of the Securities Act. The Seller is aware of the Buyer’s business affairs and financial condition and has acquired sufficient information about the Buyer to reach an informed and knowledgeable decision to purchase the Securities.

(b) The Seller understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Seller’s investment intent as expressed herein.

(c) The Seller understands that the Securities are “restricted securities” under applicable U.S. federal and state laws and that, pursuant to these laws, the Seller must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities. The Seller acknowledges that the Buyer has no obligation to register or qualify the Securities for resale, except as described in this Agreement. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and requirements relating to the Buyer which are outside of the Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy.

(d) The Seller is either an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act or has such knowledge and experience (or is relying on a purchaser representative who has such knowledge and experience) in financial and business matters that the Seller is capable of evaluating the merits and risks of acquiring the Securities.

(e) Any such other customary representations and warranties made by purchasers of unregistered Common Stock issued pursuant to a valid exemption from registration under the Securities Act as may be reasonably requested by the Buyer.

6.19 Payments to Creditors. The Seller shall not make any distribution to its stockholders unless such distribution is made in accordance with the Seller’s articles of incorporation, bylaws and all applicable laws, rules and regulations, including laws relating to illegal distributions to stockholders.

6.20 Alliant Payment. The Seller shall have negotiated a written settlement agreement with Alliant Partners, investment banking advisor to the Seller (“Alliant”), such that any payment or payments owing to Alliant (any and all such payment(s), the “Alliant Payment”) shall be due and payable on the later of (i) August 1, 2003 or (ii) the Closing Date.

6.21 Verizon Program. The Seller shall have used its reasonable best efforts to obtain from Verizon a written notice in form satisfactory to the Buyer acknowledging the date on which the Verizon Rebate shall become due and payable.

6.22 Noncompetition Covenants. The Seller shall, prior to and following the Closing Date, enforce all of its rights under any employment or other agreement between the Seller and any Seller Executive in effect as of the date of this Agreement (including, without limitation, any noncompetition provisions therein).

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party to the Closing. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or prohibition issued by any Governmental Entity shall be in effect, nor shall any action or proceeding seeking any of the foregoing be pending, that would prevent the consummation of the transactions contemplated by the Transaction Documents or restrict the operation of the Business.

(b) Governmental Approval. The Seller and the Buyer and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of or in connection with this Agreement, the other Transaction Documents and the several transactions contemplated hereby and thereby, including such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws and Nevada and Utah corporate law.

(c) Stockholder Approval. This Agreement, the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby shall have been duly approved and adopted by the holders of a majority of the shares of the capital stock of the Seller outstanding and any other stockholder approvals required under applicable state corporate law or under Seller’s certificate of incorporation or bylaws or otherwise in order for this Agreement and the transactions contemplated hereunder to be valid shall have been obtained.

(d) Technology Transfer. The Seller shall transfer to the Buyer the source and object code for complete versions of Seller’s Software and the Seller Intellectual Property, in form and substance reasonably acceptable to the Buyer.

(e) Escrow Agreements. The Buyer, the Seller and the Escrow Agent shall have entered into the General Escrow Agreement and the Verizon Escrow Agreement substantially in the forms attached as Exhibits B and C.

7.2 Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the fulfillment, at or before the Closing, of all the following conditions, any one or more of which may be waived by the Buyer.

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true in all material respects (except for such representations and warranties as are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing as though such representations were made on and as of such time except as otherwise permitted by this Agreement, and the Buyer shall have received a certificate signed by a Seller Executive to such effect on and dated the Closing Date.

(b) No Material Adverse Effect. There shall have been no Seller Material Adverse Effect from the date hereof through the Closing Date, and the Buyer shall have received a certificate signed by a Seller Executive to such effect on and dated the Closing Date; provided, that the occurrence of one or more events described specifically in the Seller Disclosure Schedule (except for the events described in paragraph 3 of Schedule 3.15 of the Seller Disclosure Schedule which may result in a Seller Material Adverse Effect) will not be deemed to result in any Seller Material Adverse Effect.

(c) Covenants Performed. All of the obligations of the Seller to be performed at or before the Closing pursuant to the terms of this Agreement and any other document entered into in connection herewith prior to the Closing Date shall have been duly performed in all material respects and the Buyer shall have received a certificate signed by the Chief Executive Officer of the Seller to such effect on and dated the Closing Date.

(d) Opinion of Counsel to the Seller. Counsel to the Seller shall have issued an opinion in favor of the Buyer in the form of Exhibits D and E hereto.

(e) Consents. The Buyer shall have received duly executed copies of all consents, waivers, approvals or authorizations of those third parties and Government Entities required under Sections 3.10 and 6.3 of this Agreement and otherwise by the Seller to consummate the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Buyer and without the imposition upon the Buyer or any of its Affiliates of any restriction on its ability to acquire, use or operate the Purchased Assets from and after the Closing.

(f) Secretary’s Certificate. The Seller shall have delivered to the Buyer a certificate of its Secretary or Assistant Secretary certifying as to:

(i) Resolutions duly adopted by its Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement, the execution, delivery and performance of all other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(ii) The Articles of Incorporation and Bylaws of the Seller, as in effect immediately prior to the Closing, including all amendments thereto;

(iii) The Information Statement and the stockholder solicitation having been duly mailed by U.S. Certified Mail, return receipt requested, or by nationally recognized express courier (delivery by such courier shall be required to stockholders located outside the Continental U.S.) to each stockholder of Seller no less than 10 days prior to the Closing Date; and

(iv) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.

(g) Asset Transfer Documents. The Seller shall have delivered to the Buyer such bills of sale, assignments, and other good and sufficient instruments of transfer and conveyance as reasonably requested by the Buyer to vest in the Buyer title to the Purchased Assets in accordance herewith, including an executed Bill of Sale in the form attached hereto as Exhibit F, the Assignment and Assumption Agreement in the form attached hereto as Exhibit G, the Patent Assignment in the form attached hereto as Exhibit H, the Trademark Assignment in the form attached hereto as Exhibit I and the Copyright Assignment in the form attached hereto as Exhibit J and such other documents and instruments as may be reasonably requested by the Buyer or its counsel to effectuate the terms of this Agreement.

(h) Liens. All Liens on the Purchased Assets, other than the Permitted Liens, shall have been, and shall remain, released as of the Closing Date.

(i) Stockholder and Creditor Suits. No action, suit, claim, proceeding or investigation (regardless of whether at law or equity) shall have been brought or initiated by (A) any current or former holder of any shares of the Seller’s capital stock or securities convertible into or exercisable for shares of the Seller’s capital stock (or any of such holder’s representatives) or (B) any current or former creditor, brought or initiated in their capacity as such a holder or creditor, (1) regarding the fair value of such holder’s securities or the amount or validity of such creditor’s claims against the Seller, (2) regarding the fairness or legality of any of the actions taken by the Seller prior to the Closing or its consummation of any of the transactions contemplated by this Agreement, the other Transaction Documents or any exhibit, certificate, schedule, instrument or other agreement contemplated herein, or (3) otherwise arising from or relating to the transactions contemplated herein.

(j) Employee Plan. The Employee Plan shall have been validly authorized and created and not revoked such that the Employee Plan Employees shall receive the payments described in Section 2.13(b) (if any).

(k) Settlement with Employees. The Seller shall have paid its current and former employees all amounts owing to such current and former employees and unpaid as of the Closing Date, including but not limited to payroll, severance, reimbursement of vacation time or PTO, commissions and insurance premiums.

(l) Stockholder Solicitation and Consent. The Seller shall have delivered the Information Statement to all stockholders of the Seller and shall have solicited all consents required by applicable law and the Seller’s articles of incorporation. The Seller shall have received the consent to the purchase and sale of the Purchased Assets and the other transactions envisioned hereby from the holders of at least: (a) a majority of the shares of the Seller’s issued and outstanding Common Stock as of the Closing Date and (b) a majority of the shares of the Seller’s issued and outstanding Preferred Stock as of the Closing Date.

(m) Tangible Assets. All tangible assets comprising the Purchased Assets listed in Section 2.1 not delivered to the Buyer prior to Closing shall have been delivered to the Buyer.

(n) Updated Schedule of Satisfied Liabilities. The Seller shall have provided to the Buyer an updated Schedule 2.6 setting forth the final amount due and payable to each creditor listed on the original Schedule 2.6 delivered to the Buyer on the date of this Agreement, in each case as negotiated with and agreed to by such creditor; provided, that in no event shall any such amount exceed the corresponding maximum amount set forth on such original Schedule 2.6.

7.3 Additional Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by the this Agreement and the other Transaction Documents are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by the Seller:

(a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects (except for such representations and warranties as are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing as though such representations were made on and as of such time except as otherwise permitted by this Agreement, and the Seller shall have received a certificate signed by the Chief Executive Officer of the Buyer to such effect on and dated the Closing Date.

(b) No Material Adverse Effect. There shall have been no Buyer Material Adverse Effect from the date hereof through the Closing Date, and the Seller shall have received a certificate signed by the Chief Executive Officer of the Buyer to such effect on and dated the Closing Date; provided, that the occurrence of one or more events described specifically in the Buyer Disclosure Schedule will not be deemed to result in any Buyer Material Adverse Effect.

(c) Covenants Performed. All of the obligations of the Buyer to be performed at or before the Closing pursuant to the terms of this Agreement and any other document entered into in connection herewith prior to the Closing Date shall have been duly performed in all material respects and the Seller shall have received a certificate signed by the Chief Executive Officer of each of the Buyer to such effect on and dated the Closing Date.

(d) Secretary’s Certificate of Buyer. The Buyer shall have delivered to the Seller a certificate of its Secretary or Assistant Secretary certifying as to:

(i) Resolutions duly adopted by its Board of Directors authorizing the execution, delivery and performance of this Agreement, the execution, delivery and performance of all other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and

(ii) The Certificate of Incorporation and Bylaws of the Buyer, as in effect immediately prior to the Closing, including all amendments thereto; and

(iii) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.

(e) Delivery of Initial Payment. The Buyer shall have delivered the Initial Payment to the Seller, as evidenced by the delivery of a binding instruction letter and opinion letter to the Exchange Agent, instructing the Exchange Agent to issue stock certificates, each in the name of the Seller, representing (i) the Initial Purchase Securities (less the General Escrow Shares and the Verizon Escrow Shares) required to be issued to the Seller, (ii) the General Escrow Shares and (iii) the Verizon Escrow Shares. The Escrow Agent shall have been delivered the stock certificates representing the General Escrow Shares and the Verizon Escrow Shares, and the Seller shall have been delivered the stock certificate representing the remaining Initial Purchase Securities.

(f) Blue Sky. The Buyer shall have obtained all necessary “blue sky” law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Initial Purchase Securities.

(g) Consents. Assuming the accuracy of the representations made by the Seller pursuant to this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Buyer in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, other applicable state securities laws and Regulation D of the Securities Act.

ARTICLE VIII

TERMINATION

8.1 Termination. At any time prior to the Closing, whether before or after approval of the matters presented in connection with the transactions contemplated by this Agreement and the other Transaction Documents by the stockholders of the Seller, this Agreement may be terminated:

(a) by mutual written consent of the Buyer and the Seller;

(b) by the Seller, by giving written notice to the Buyer that the Buyer is in material breach of any representation, warranty, or covenant of the Buyer contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by the Buyer of written notice of such breach;

(c) by the Buyer, by giving written notice to the Seller that the Seller is in material breach of any representation or warranty or covenant contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by the Seller of written notice of such breach;

(d) by the Buyer, by giving written notice to the Seller, if the Closing shall not have occurred on or before September 30, 2003, or such later date as is agreed to by the Boards of Directors of both the Seller and the Buyer, by reason of the failure of any condition precedent under Section 7.1 or 7.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty, or covenant of the Buyer contained in this Agreement or the Buyer’s failure to fulfill a condition precedent to closing or other default); or

(e) by the Seller, by giving written notice to the Buyer, if the Closing shall not have occurred on or before September 30, 2003, or such later date as is agreed to by the Boards of Directors of both the Seller and the Buyer, by reason of the failure of any condition precedent under Section 7.1 or 7.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty, or covenant of the Seller contained in this Agreement or the Seller’s failure to fulfill a condition precedent to closing or other default).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Seller or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 6.2 relating to confidentiality, this Section 8.2, Section 9.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

8.3 Tax and Audit Matters.

(a) Cooperation. From and after the Closing, the Seller and the Buyer shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, Tax Returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by the Buyer or the Seller of any tax returns, elections, consents or certificates required to be prepared and filed by the Buyer or the Seller or (ii) in connection with any audit or proceeding relating to the Purchased Assets (including, without limitation, with respect to Taxes) for which the Buyer or the Seller is required to perform or is otherwise responsible.

(b) Transfer Taxes. The Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer and its Affiliates from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival of Representations and Warranties. All statements contained in any exhibit, certificate, schedule or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder. All representations and warranties in this Agreement (including all statements deemed representations and warranties hereunder pursuant to the preceding sentence) shall survive the Closing and any audit or investigation made by or on behalf of the parties, but shall expire on the date that is eighteen (18) months after the Closing Date, and no claims for indemnification hereunder may be made after such date (the

“Indemnification Termination Date”), provided, however: (i) that any claims for indemnification arising under Sections 3.9 and 8.3 shall not expire until sixty days after expiration of all applicable statutes of limitations with respect to such matters; (ii) that if any claims for indemnification have been asserted with respect to any such representations, warranties and other indemnification claims prior to the Indemnification Termination Date, the representations, warranties and provisions on which any such claims are based shall continue in effect until final resolution of such claims, and (iii) that the number of General Escrow Shares which, in the reasonable good faith judgment of the Buyer, subject to the objection of the Seller and the subsequent resolution of the matter in the manner provided for in Section 9.6, are necessary to satisfy unsatisfied claims specified in any Notice of Claim delivered to the Escrow Agent and the Seller prior to the Indemnification Termination Date with respect to Losses incurred or litigation pending prior to the Indemnification Termination Date. All covenants to be performed after the Closing shall continue indefinitely.

9.2 Indemnification by the Seller.

(a) The Seller and the Employee Plan Employees, severally and not jointly, agree to indemnify and hold harmless the Buyer and its directors, officers, employees, fiduciaries, agents and Affiliates, and each other person, if any, who controls such persons (collectively, the “Buyer Parties”), and shall reimburse the Buyer Parties, for, from and against any and all claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys’ fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively “Loss” or “Losses”) imposed on or incurred by the Buyer Parties which arise out of or result from or are related to:

(i) any breach by or failure of the Seller to perform any of its covenants or agreements set forth herein or any of its covenants or agreements set forth in any other agreement contemplated herein;

(ii) the inaccuracy of any representation or warranty made by the Seller herein or made by the Seller in any exhibit, certificate, schedule, instrument or other agreement contemplated herein;

(iii) any action, suit, claim, proceeding or investigation (regardless or whether at law or equity) brought or initiated by (A) any current or former holder of any shares of the Seller’s capital stock or securities convertible into or exercisable for shares of the Seller’s capital stock (or any of such holder’s representatives) or (B) any current or former creditor of the Seller, brought or initiated in their capacity as such a holder or creditor, (1) regarding the fair value of such holder’s securities or the amount or validity of such creditor’s claims against the Seller, (2) regarding the fairness or legality of any of the actions taken by the Seller prior to the Closing or its consummation of any of the transactions contemplated by this Agreement, the other Transaction Documents or any exhibit, certificate, schedule, instrument or other agreement contemplated herein, or (3) otherwise arising from or relating to the transactions contemplated herein or (C) any current or former employee of or consultant to the Company regarding amounts owing to such current or former employees and consultants as of the Closing Date, whether or not resulting from the consummation of the transactions contemplated herein, including but not limited to payroll, severance, reimbursement of vacation time or PTO, commissions and insurance premiums;

(iv) any liabilities or obligations of the Seller not expressly assumed by the Buyer pursuant to this Agreement (including, without limitation, the payment and performance of the Excluded Liabilities); and

(v) any claims arising from the operation of the Business or the ownership of the Purchased Assets prior to the Closing Date (including, without limitation, the payment of any Taxes with respect to the operation of the Business prior to the Closing Date).

(b) Losses Threshold. Notwithstanding the other provisions of this Section 9.2, neither the Seller nor the Employee Plan Employees shall not have any obligation to indemnify the Buyer for any Loss until the Buyer has suffered Losses in excess of $50,000 (the “Threshold Amount”), after which point the Seller and the Employee Plan Employees will be obligated for the full amount of all Losses from the first dollar of such Losses; provided, however, that Losses (i) arising as a result of fraud, willful misrepresentation or willful misconduct and (ii) based upon Taxes payable by the Seller pursuant to this Agreement shall be payable from the first dollar without regard to the Threshold Amount.

(c) Indemnification Limit. Subject to the provisions of Section 9.10, absent fraud, willful misrepresentation or willful misconduct and except with respect to the indemnification obligations set forth in clauses (iii), (iv) and (v) of Section 9.2(a) above which shall remain unlimited, the maximum amount of Losses payable by the Seller and the Employee Plan Employees to the Buyer pursuant to the indemnification obligations in Section 9.2 hereof shall not exceed the sum of $2,500,000 plus 50% of the Adjusted Earnout Amount (the “Indemnification Limit”); provided, however, that in the case of claims relating to or arising from the breach of Section 3.13 hereof (Seller Intellectual Property), the Indemnification Limit shall equal the sum of $5,000,000 plus 100% of the Adjusted Earnout Amount.

(d) Recovery.

(i) If any Buyer Party is entitled to indemnification under this Agreement, he, she or it shall be entitled to and must first recover General Escrow Shares pursuant to the General Escrow Agreement, the number of General Escrow Shares to be recovered having an aggregate value equal to the amount of its Loss or Losses based on the Buyer Average Closing Price, which General Escrow Shares shall be released from the Accounts (as such term is defined in the General Escrow Agreement) of the Seller and each of the Employee Plan Employees on a pro rata basis based upon the initial number of General Escrow Shares allocated to each Account. The Seller and the Employee Plan Employees shall have no other indemnification liability to the Buyer unless and until all General Escrow Shares in the General Escrow Fund have been released to the Buyer pursuant to the terms of the General Escrow Agreement; provided, however, that nothing in this Section 9.2(d) or elsewhere in this Agreement shall be construed to (a) limit the total indemnification liability of the Seller if the Loss or Losses exceed the value of the General Escrow Shares, or (b) limit the Buyer’s ability to recover the Verizon Escrow Shares pursuant to the terms of the Verizon Escrow Agreement.

(ii) Subject to Section 9.2(c) and Section 9.2(d)(i) hereof, and prior to the issuance of the Earnout Securities, if any, issuable to the Seller on the Earnout Payment Date, the Buyer may elect to reduce the Adjusted Earnout Amount, dollar for dollar, by the amount of any Losses in excess of the value of the General Escrow Shares; provided, however, that if (A) on the Earnout Payment Date any such Loss is subject to a Contested Claim disputed pursuant to Section 9.6, and (B) Final Awards have been determined for all such Contested Claims in dispute on the Earnout Payment Date in an amount that, in the aggregate, is in favor of the Seller, then the Buyer shall promptly, but in any event within 10 days after the date that Final Awards have been determined for all such Contested Claims in dispute on the Earnout Payment Date, issue to the Seller an appropriate number of additional Earnout Securities determined by dividing (A) the aggregate amount of such Final Awards that is in favor of the Seller by (B) the Buyer Average Price Per Share.

9.3 Notice of Claim. As used herein, the term “Claim” means a claim for indemnification of the Buyer Parties for a Loss or Losses under this Article IX. Subject to the following sentence, the Buyer shall give written notice of a Claim executed by an officer of the Buyer (a “Notice of Claim”) to the Seller promptly after the Buyer becomes aware of the existence of any potential Claim by the Buyer under this Article IX arising from or relating to:

(a) any item specified in Section 9.2; or

(b) the assertion, whether orally or in writing, against Buyer of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Buyer (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any item specified in Section 9.2.

No delay on the part of Buyer in giving the Seller a Notice of Claim shall relieve the Seller from any of its obligations under this Article IX.

9.4 Defense of Third-Party Claims.

(a) The Seller may, at its cost and expense, upon notice to the Buyer within thirty (30) days after the Seller receives the Notice of Claim with respect to a Third-Party Claim, assume the defense of the Third-Party Claim with counsel of its choice. If the Seller assumes the defense of such Third-Party Claim, the Buyer shall be entitled to participate in (but not control) the defense of any Third-Party Claim with its own counsel and at its own expense. If the Buyer elects to participate in the defense of any Third-Party Claim, the Buyer will cooperate with the Seller in the conduct of such defense.

(b) If the Seller does not exercise its right to assume the defense of a Third-Party Claim pursuant to Section 9.4(a) hereof, the Buyer may conduct the defense of such Third-Party Claim in any manner it reasonably may deem appropriate and at the expense of the Seller, for which the Buyer may seek reimbursement from the General Escrow Fund, and the Seller shall cooperate with the Buyer in the conduct of such defense.

(c) Neither the Seller nor the Buyer shall enter into any settlement of a Third-Party Claim without the prior written consent of the other party (which consent from either party shall not be unreasonably withheld); provided, however, that if the Seller shall have entered into or otherwise consented in writing to any such settlement, then the Seller shall have been deemed to accept the related Claim by the Buyer for indemnification under Section 9.2 for the amount of such settlement; and the Seller shall remain responsible to indemnify the Buyer Parties for all Losses they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this Article IX.

9.5 Contents of Notice of Claim. Each Notice of Claim given by the Buyer pursuant to Section 9.3 shall contain the following information:

(a) that the Buyer has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to incur, pay or accrue (in accordance with GAAP), Losses in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against the Buyer based on alleged facts, which if true, would give rise to liability for Losses to the Buyer under this Article IX); and

(b) a brief description, in reasonable detail (to the extent reasonably available to the Buyer), of the facts, circumstances or events giving rise to the alleged Losses based on the Buyer’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Buyer) and copies of any formal demand or complaint, the amount of Losses, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

9.6 Resolution of Notice of Claim. Each Notice of Claim given by the Buyer pursuant to Section 9.3 shall be resolved as follows:

(a) Uncontested Claims. If, within 30 Business Days after a Notice of Claim is received by the Seller, the Seller does not contest such Notice of Claim in writing to the Buyer as provided in Section 9.6(b), the Seller shall be conclusively deemed to have consented to the recovery by the Buyer of the full amount of the Losses specified in the Notice of Claim in accordance with this Article IX, including the forfeiture of the General Escrow Shares and any permitted reduction of the Adjusted Earnout Amount, and, to the extent all General Escrow Shares have been forfeited and the Adjusted Earnout Amount is $0 (whether resulting from reductions of such amount pursuant to Section 9.2(d)(ii) or otherwise), to have stipulated without further notice to the entry of a final judgment for damages against the Seller for such amount in any court having jurisdiction over the matter where venue is proper.

(b) Contested Claims. If the Seller gives the Buyer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 30 Business Day period specified in Section 9.6(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Buyer and the Seller or (ii) in the absence of such a written settlement agreement, by binding arbitration between the Buyer and the Seller in accordance with the terms and provisions of Section 9.6(c).

(c) Arbitration of Contested Claims. Any Contested Claim shall be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”) pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and that any such arbitration shall be conducted in Santa Clara County, California. If J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” shall thereafter mean and refer to the American Arbitration Association (“AAA”). Either the Buyer or the Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration shall be conducted in accordance with the provisions of J.A.M.S.’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 9.6(c). The parties shall cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they shall participate in the arbitration in good faith and that they shall share in its costs in accordance with this Agreement. The provisions of this Section 9.6(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(i) Payment of Costs. The Buyer, on the one hand, and the Seller on the other hand, shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the prevailing party and the party who is the non-prevailing party. The non-prevailing party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings.

(ii) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof shall be as it would be if the Claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of California applicable to contracts executed and entered into within the State of California, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(iii) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to the Seller and the Buyer, together with a signed copy of the Final Award. Subject to the provisions of this Agreement, the Final Award shall constitute a conclusive determination of all issues in question, binding upon the Seller and the Buyer, and shall include an affirmative statement to such effect.

(iv) Timing. The Seller and the Buyer and the arbitrator shall conclude each arbitration pursuant to this Section 9.6(c) as promptly as possible for the Contested Claim being arbitrated.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(vi) Exclusive Remedy. Following the Closing Date, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement shall be the sole and exclusive means of resolving any dispute between the parties for any Claim made pursuant to this Article IX.

9.7 Section 6.12(e) Indemnification. Nothing in this Article IX shall affect the provisions in Section 6.12(e) of this Agreement.

9.8 Release of General Escrow Shares. Subject to the terms and conditions of the General Escrow Agreement, within 10 Business Days after the Indemnification Termination Date, the Escrow Agent shall deliver to the Seller and the Employee Plan Employees, in proportion to the initial number of General Escrow Shares allocated to their respective Accounts (as defined in the General Escrow Agreement), the portion of the remaining General Escrow Shares in excess of the value of the remaining General Escrow Shares (based on the Buyer Average Price Per Share) necessary to satisfy any unsatisfied or disputed Claims for Losses specified in any Notice of Claim delivered to the Seller before the Indemnification Termination Date, as determined in the reasonable good faith judgment of the Buyer, subject to the objection of the Seller and the subsequent resolution of the matter in the manner provided for in Section 9.6. As soon as all such Claims have been resolved in accordance with this Agreement, the Escrow Agent shall deliver to the Seller and the Employee Plan Employees, in proportion to their respective contributions to the General Escrow Fund, all remaining General Escrow Shares.

9.9 Exclusive Remedies. After the Closing, the rights set forth in this Article IX shall be the Buyer’s sole and exclusive remedies against the Seller and the Employee Plan Employees with respect to any dispute arising out of or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing herein shall prevent the Buyer from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the Seller in connection with this Agreement and the Transaction Documents. Additionally, notwithstanding any of the provisions of this Article IX, the sole remedy for the Buyer with respect to any liability or obligation it may have with respect to the Verizon Rebate shall be Buyer’s right to receive Verizon Escrow Shares in the Verizon Escrow Fund pursuant to the terms of the Verizon Escrow Agreement.

9.10 Special Limitation of Indemnification Obligations of Employee Plan Employees. Notwithstanding any other provision of this Article IX, no Employee Plan Employee shall have any indemnification obligation to the Buyer Parties other than the release to the Buyer Parties of (i) the number of General Escrow shares (as provided in this Article IX) equal to (A) the Employees’ General Escrow Contribution (based on the Buyer Average Price

Per Share) multiplied by (B) the percentage allocation set forth adjacent such Employee Plan Employee’s name on Schedule 2.13(b) and (ii) the number of Verizon Escrow Shares (as provided in Section 2.11(b)(ii) or in this Article IX) equal to (A) the Employees’ Verizon Escrow Contribution (based on the Buyer Average Price Per Share) multiplied by (B) the percentage allocation set forth adjacent such Employee Plan Employee’s name on Schedule 2.13(b).

ARTICLE X

MISCELLANEOUS

10.1 Amendment. This Agreement shall not be amended except by a writing duly executed by both parties.

10.2 Entire Agreement. This Agreement, including the Exhibits, Schedules, the Non-Disclosure Agreement and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

10.4 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

10.5 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or two days after mailing by air courier addressed as follows:

If to the Buyer:

Pumatech, Inc.

2550 North First Street, Suite 500

San Jose, CA 95131

Attn: Richard Mosher

Tel. No. (408) 321-7650

Facsimile No. (408) 321-3886

With a copy to:

Venture Law Group

A Professional Corporation

2775 Sand Hill Road

Menlo Park, CA 94025

Attention: Elias J. Blawie

Tel. No. (650) 854-4488

Facsimile No. (650) 233-8386

If to the Seller:

Spontaneous Technology, Inc.

5 Triad Center, Suite 600

Salt Lake City, UT 84180

Attention: Jamon Jarvis

Tel. No. (801) 924-8100

Facsimile No. (801) 924-8101

With a copy to:

Dorsey & Whitney LLP

170 South Main Street, Suite 900

Salt Lake City, UT 84101

Attention: Nolan S. Taylor

Tel. No. (801) 933-7360

Facsimile No. (801) 933-7373

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this section.

10.6 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

10.7 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

10.8 Assignment. Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent; provided, however, (a) that the Buyer may assign its rights and obligations under this Agreement in connection with a merger, sale, or sale or exclusive license of all or substantially all of its assets, and (b) that subject to Section 4.2, the Seller may assign its rights under Section 6.12 hereof to any transferee of the Securities with the prior consent of the Buyer, such consent not to be unreasonably withheld.

10.9 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

10.10 Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.11 Attorneys’ Fees. In the event any dispute arises hereunder, the arbitrator or the court, as the case may be, shall have the authority to award costs and attorneys’ fees to the prevailing party.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Buyer and the Seller have executed this Agreement as of the date first above written.

PUMATECH, INC.

By:	/s/ WOODSON HOBBS
Title:	President

SPONTANEOUS TECHNOLOGY, INC.

By:	/s/ JEFF LINDAUER
Title:	CEO

EXHIBIT A

VOTING AGREEMENT

EXHIBIT B

GENERAL ESCROW AGREEMENT

EXHIBIT C

VERIZON ESCROW AGREEMENT

EXHIBIT D

OPINION OF COUNSEL TO SELLER

(Dorsey & Whitney LLP)

EXHIBIT E

OPINION OF COUNSEL TO SELLER

(Woodburn and Wedge)

EXHIBIT F

BILL OF SALE

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT H

PATENT ASSIGNMENT

EXHIBIT I

TRADEMARK ASSIGNMENT

EXHIBIT J

COPYRIGHT ASSIGNMENT

AMENDMENT NO. 1

TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (“Amendment No. 1”) is entered into as of September 17, 2003 by and between Pumatech, Inc., a Delaware corporation (“Pumatech”), and Spontaneous Technology, Inc., a Nevada corporation (“Spontec”), and amends the Asset Purchase Agreement entered into as of July 30, 2003 by and between Pumatech and Spontec (the “Purchase Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

RECITALS

A. The Purchase Agreement currently provides for an escrow of $1,000,000 of the purchase price consideration to be paid to Spontec pursuant to the Purchase Agreement to assure satisfaction of any obligations of the Seller arising with respect to the Master Software License and Maintenance Agreement between Seller and Cellco Partnership (the “Verizon Escrow”).

B. Pumatech and Spontec desire to amend the Purchase Agreement to provide that the Verizon Escrow shall be in the amount of $1,250,000 and to modify the conditions under which Pumatech may seek recourse against the Verizon Escrow such that Pumatech may seek recourse against the Verizon Escrow to be compensated for expenses associated with supporting obligations arising under the Verizon Contract and otherwise amend the Purchase Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. The definition of “Verizon Escrow Amount” in Article I of the Purchase Agreement is hereby amended and restated as follows:

“Verizon Escrow Amount” shall mean an amount equal to $1,250,000, provided, that such amount may be reduced to an amount that is less than $1,250,000 but not less than $250,000 at any time prior to the Closing by the Seller delivering to the Buyer (i) a certificate executed by a Seller Executive specifying such reduced amount and (ii) a written confirmation from a person authorized to act on behalf of Cellco Partnership that the Verizon Rebate shall not exceed the amount specified in such certificate delivered by the Seller.

2. Section 2.11(b)(ii) of the Purchase Agreement is hereby amended and restated as follows:

(ii) Release of Verizon Escrow Shares. The Buyer and the Seller agree that, subject to the terms and conditions of the Verizon Escrow Agreement, in the event that

Verizon demands from the Buyer a rebate pursuant to Section 3(a) of Amendment No. 1 to the Verizon Contract dated June 26, 2002 (the “Verizon Rebate”), the Buyer shall be entitled to recover, pursuant to the Verizon Escrow Agreement, upon written notice to the Seller and the Escrow Agent and the written certification of the Seller to the Escrow Agent, within 10 days thereafter, of the requirement to pay the Verizon Rebate (the “Verizon Rebate Notice”), the number of Verizon Escrow Shares to be recovered having an aggregate value equal to the amount of the Verizon Rebate based on the Buyer Average Price Per Share, which Verizon Escrow Shares shall be released from the Accounts (as such term is defined in the Verizon Escrow Agreement) of the Seller and each of the Employee Plan Employees on a pro rata basis based upon the original number of Verizon Escrow Shares allocated to each Account. If the Seller disagrees with the Buyer’s assertion that it is entitled to such recovery, resolution shall be reached pursuant to the terms of the Verizon Escrow Agreement. Additionally, in the event that the Buyer shall directly or indirectly incur any expenses, damages, obligations, liabilities, fees or costs as described in Exhibit A (the “Verizon Support Costs”) to satisfy the terms of the Verizon Contract, including but not limited to engineering, development or other support costs associated with the Verizon Contract (other than the Verizon Rebate, which shall be remedied as described above) the Buyer shall be entitled to recover, pursuant to the Verizon Escrow Agreement, upon written notice to the Seller and the Escrow Agent and the written certification of the Seller to the Escrow Agent of such Verizon Support Costs, the number of Verizon Escrow Shares having an aggregate value equal to the amount of the Verizon Support Costs based on the Buyer Average Price Per Share, which Verizon Escrow Shares shall be released from the Accounts (as such term is defined in the Verizon Escrow Agreement) of the Seller and each of the Employee Plan Employees on a pro rata basis based upon the original number of Verizon Escrow Shares allocated to each Account. For the purposes of determining the amount of the Verizon Support Costs, the Buyer shall apply the Buyer’s then effective and reasonable commercial rates for similar services to time expended by Buyer’s employees or consultants. If the Seller disagrees with the Buyer’s assertion that it is entitled to such recovery, resolution shall be reached pursuant to the terms of the Verizon Escrow Agreement. Notwithstanding anything is this Section 2.11(b)(ii), the Verizon Support Costs shall not exceed $250,000 and the Buyer shall not be entitled to receive Verizon Escrow Shares to compensate for Verizon Support Costs having a value in excess of $250,000 based on the Buyer Average Price Per Share.

3. Section 2.11(b)(iii) of the Purchase Agreement is hereby amended and restated as follows:

(iii) Termination of Verizon Escrow. The Buyer or the Seller shall instruct the Escrow Agent to release the number of Verizon Escrow Shares having a value equal to the difference between $1,000,000 and the amount of the Verizon Rebate based on the Buyer Average Price Per Share to the Seller and the Employee Plan Employees, in proportion to their respective contributions to the Verizon Escrow Fund and otherwise in accordance with the Verizon Escrow Agreement, upon presentation to the Escrow Agent by the Buyer or the Seller of a written acknowledgement from Verizon that the Verizon Rebate has been paid or otherwise extinguished. On or after April 30, 2005, the Buyer or the Seller shall instruct the Escrow Agent to release any remaining Verizon Escrow Shares to the Seller and the Employee Plan Employees, in proportion to their respective contributions to the Verizon Escrow Fund and otherwise in accordance with the Verizon Escrow Agreement. The Buyer shall be allowed to contest the

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Seller’s instructions to the Escrow Agent pursuant to the terms of the Verizon Escrow Agreement.

4. Section 9.9 of the Purchase Agreement is hereby amended and restated as follows:

9.9 Exclusive Remedies. After the Closing, the rights set forth in this Article IX shall be the Buyer’s sole and exclusive remedies against the Seller and the Employee Plan Employees with respect to any dispute arising out of or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing herein shall prevent the Buyer from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the Seller in connection with this Agreement and the Transaction Documents. Additionally, notwithstanding any of the provisions of this Article IX, (i) the sole remedy for the Buyer with respect to any liability or obligation it may have with respect to the Verizon Rebate shall be Buyer’s right to receive Verizon Escrow Shares in the Verizon Escrow Fund pursuant to the terms of the Verizon Escrow Agreement, and (ii) nothing in this Section 9.9 shall be construed to limit the Buyer’s ability to seek reimbursement for the Verizon Support Costs pursuant to Section 2.11(b)(ii) herein.

5. Section 6.12 of the Purchase Agreement is hereby amended and restated as follows:

(a) Shelf Registration. The Buyer shall prepare and file with the SEC a “shelf” registration statement (such registration statement including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, a “Registration Statement”) covering all of the Initial Purchase Securities and the Initial Employee Shares (including any shares of the Buyer capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to such Initial Purchase Securities or Initial Employee Shares) which are held by the Seller or the Employee Plan Employees (the “Initial Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act within 60 days of the Closing Date (the “Initial Registration Deadline”). Following the payment of the Earnout Securities, if any, the Buyer shall prepare and file with the SEC a Registration Statement covering all of the Earnout Securities, the Final Employee Shares, any General Escrow Shares not previously released to either the Buyer or the Seller pursuant to the terms of the General Escrow Agreement and this Agreement, any Verizon Escrow Shares not previously released to either the Buyer or the Seller pursuant to the terms of the Verizon Escrow Agreement and this Agreement, the Employees’ Remaining General Escrow Shares and the Employees’ Remaining Verizon Escrow Shares (including any shares of the Buyer capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to such Earnout Securities, Final Employee Shares, any such General Escrow Shares, any such Verizon Escrow Shares, Employees’ Remaining General Escrow Shares or Employees’ Remaining Verizon Escrow Shares) which are held by the Seller or the Employee Plan Employees (or, in the Buyer’s sole and absolute discretion, to cause the Initial Registration Statement to cover such Earnout Securities, Final Employee Shares, Employees’ Remaining General Escrow Shares and Employees’

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Remaining Verizon Escrow Shares, provided, that in such case the Initial Registration Statement shall remain effective for the appropriate Effectiveness Period commencing on the Earnout Payment Date) (the “Earnout Registration Statement”) for an offering to be made on a continuous basis pursuant to Rule 415 within 60 days of the Earnout Payment Date, if any (the “Earnout Registration Deadline”).

6. Series D Preferred Stock Warrants. Pumatech acknowledges and agrees that since the execution of the Purchase Agreement but prior to the execution of this Amendment, Spontech disclosed to Pumatech that Spontech has issued to certain investors warrants to purchase up to a total of 4,025,100 shares of Spontech’s Series D Preferred Stock, notwithstanding the fact that such warrants were not described in Section 3.2 of the Purchase Agreement or in the Seller Disclosure Letter. Pumatech further acknowledges and agrees that the failure to describe such Series D Preferred Stock warrants in Spontech’s representations and warranties in the Purchase Agreement or in the Seller Disclosure Letter does not, by itself, cause Spontech’s representations and warranties to be materially untrue (as contemplated in Section 7.2(a) of the Purchase Agreement).

6. Entire Agreement. This Amendment, together with the Purchase Agreement it amends, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Amendment, and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter. Except as explicitly amended by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first written above.

PUMATECH, INC.

By:	/s/ WOODSON HOBBS
Woodson Hobbs
President and Chief Executive Officer

SPONTANEOUS TECHNOLOGY, INC.

By:	/s/ JEFF LINDAUER
Jeff Lindauer
President and Chief Executive Officer

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EXHIBIT A

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